Securus Technologies, Inc.

$40,000,000

17% Senior Subordinated Notes due September 9, 2014

______________

NOTE PURCHASE AGREEMENT

______________

Dated as of September 9, 2004

TABLE OF CONTENTS

Section	Page

ANNEX A	INFORMATION RELATING TO PURCHASERS

ANNEX B	DEFINED TERMS

SCHEDULE 4.7	Changes in Corporate Structure

SCHEDULE 5.2	Material Adverse Effect

SCHEDULE 5.8	Governmental Approvals

SCHEDULE 5.9	Compliance with Law, etc.

SCHEDULE 5.11	Title to Property

SCHEDULE 5.18	Dividends

SCHEDULE 5.21	Subsidiaries

EXHIBIT 1	Form of 17% Senior Subordinated Note due September 9, 2014

EXHIBIT 4.4	Form of Opinion of Special Counsel for the
Company

SECURUS TECHNOLOGIES, INC.

1001 Brickell Bay Drive, 27th Floor

Miami, Florida 33131

17% Senior Subordinated Notes due September 9, 2014

September 9, 2004

TO EACH OF THE PURCHASERS LISTED IN

THE ATTACHED ANNEX A:

Ladies and Gentlemen:

Securus Technologies, Inc., a Delaware corporation (the “Company”), agrees with you as follows:

1.	AUTHORIZATION OF NOTES.

The Company will authorize the issue and sale of $40,000,000 aggregate principal amount of its 17% Senior Subordinated Notes due September 9, 2014 (the “Notes”, such term to include any such notes issued in substitution therefor pursuant to Section 15 of this Agreement. The Notes shall be substantially in the form set out in Exhibit 1, with such changes therefrom, if any, as may be approved by you and the Company. Certain capitalized terms used in this Agreement are defined in Annex B; references to an “Annex”, a “Schedule” or an “Exhibit” are, unless otherwise specified, to an Annex, a Schedule or an Exhibit attached to this Agreement.

2.	SALE AND PURCHASE OF NOTES.

Subject to the terms and conditions of this Agreement, the Company will issue and sell to you and each of the other purchasers named in Annex A (the “Other Purchasers”), and you and each of the Other Purchasers will purchase from the Company, at the Closing provided for in Section 3, Notes in the principal amount specified opposite your names in Annex A at the purchase price of 100% of the principal amount thereof. As used herein, the terms “you” and “your” shall be deemed to include the Other Purchasers.

3.	CLOSING.

The sale and purchase of the Notes to be purchased by you shall occur at the offices of Cravath, Swaine & Moore LLP, Worldwide Plaza, 825 Eighth Avenue, New York, N.Y. 10019-7475, at a closing (the “Closing”) on September 9, 2004 or on such other Business Day thereafter on or prior to September 30, 2004 as may be agreed upon by the Company and you and the Other Purchasers. At the Closing the Company will deliver to you the Notes to be purchased by you in the form of a single Note (or such greater number of Notes in denominations of at least $1,000,000 as you may request) dated the date of the Closing and registered in your name (or in the name of your nominee), against delivery by you to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Company as set forth on the flow of funds report delivered by the Company at the Closing. If the Closing shall fail to occur on or before September 30, 2004, you shall, at your election, be relieved of all further obligations under this Agreement, without thereby waiving any rights you may have by reason of such failure or such nonfulfillment.

4.	CONDITIONS TO CLOSING.

Your obligation to purchase and pay for the Notes to be sold to you at the Closing is subject to the fulfillment to your satisfaction, prior to or at the Closing, of the following conditions:

4.1.	Representations and Warranties.

The representations and warranties of the Company in this Agreement shall be correct in all material respects when made and at the time of the Closing.

4.2.	Performance; No Default.

The Company shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or at the Closing and after giving effect to the issue and sale of the Notes (and the application of the proceeds thereof as contemplated by Section 5.20) no Default or Event of Default shall have occurred and be continuing.

4.3.	Compliance Certificates.

(a)           Officer’s Certificate. The Company shall have delivered to you an Officer’s Certificate, dated the date of the Closing, certifying that the conditions specified in Sections 4.1, 4.2 and 4.7 have been fulfilled.

(b)           Secretary’s Certificate. The Company shall have delivered to you a certificate certifying as to the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Notes and this Agreement.

4.4.	Opinion of Counsel.

You shall have received an opinion dated the date of the Closing from White & Case LLP, counsel for the Company, which opinion shall be substantially in the form of the opinion attached hereto as Exhibit 4.4.

4.5.	Purchase Permitted By Applicable Law, etc.

On the date of the Closing your purchase of Notes shall (i) not violate any applicable law or regulation (including, without limitation, Regulation U, T or X of the Board of Governors of the Federal Reserve System) and (ii) not subject you to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof. If requested by you, you shall have received an Officer’s Certificate certifying as to such matters of fact as you may reasonably specify to enable you to determine whether such purchase is so permitted.

4.6.	Payment of Special Counsel Fees.

Without limiting the provisions of Section 17.1, the Company shall have paid on or before the Closing the fees, charges and disbursements of your special counsel (Vinson & Elkins L.L.P.) to the extent reflected in a statement of such counsel rendered to the Company at least one Business Day prior to the Closing.

4.7.	Changes in Corporate Structure.

Except as specified in Schedule 4.7, the Company shall not have changed its jurisdiction of incorporation or been a party to any merger or consolidation and shall not have succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the Financial Statements.

4.8.	Proceedings and Documents.

All corporate and other proceedings in connection with the transactions contemplated by this Agreement, the Merger Agreement and the Senior Indenture and all documents and instruments incident to such transactions shall be satisfactory to you and your special counsel, and you and your special counsel shall have received all such counterpart originals or certified or other copies of such documents as you or they may reasonably request.

4.9.	Merger.

All conditions precedent to the Merger shall have been satisfied or waived in accordance with the terms of the Merger Agreement and, concurrently with the purchase of the Notes hereunder, the Merger shall be consummated in all material respects in accordance with the terms of the Merger Agreement and in compliance with applicable law.

4.10.	Senior Indenture.

Concurrently with the purchase of the Notes hereunder, the Company shall have received proceeds of at least $145,600,000 from the issuance of the Senior Notes.

4.11.	Payment of Up-Front Fee.

The Company shall have paid to you an up-front fee equal to three percent (3%) of the principal amount of the Notes being purchased pursuant to the provisions hereof.

5.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company represents and warrants to you and the Other Purchasers that as of the Closing Date:

5.1.         Offering Circular. On the date of this Agreement, the final Offering Circular does not, and on the Closing Date, will not, include any untrue statement of a Material fact or omit to state any Material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding sentence does not apply to (a) statements in, or omissions from, the section of the Offering Circular entitled “Description of the Senior Subordinated Debt Financing” and (b) statements in or omissions in the Offering Circular that are based upon written information furnished to the Company by Credit Suisse First Boston LLC or Morgan Stanley & Co. Incorporated specifically for use therein. The provisions of the Offering Circular contain a true and correct description of (i) all of the Material secured and unsecured Indebtedness and other Material Obligations of the Company and its Restricted Subsidiaries as of June 30, 2004, and (ii) all of the Material Investments of the Company and its Restricted Subsidiaries as of June 30, 2004.

5.2.         Material Adverse Effect. Except as expressly described in Schedule 5.2, or in one of the documents, certificates or other writings identified therein, or in the Financial Statements, since the date of the Financial Statements, there has been no change in the financial condition, operations, business, properties or prospects of the Company or any Subsidiary except changes that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect.

5.3.         Subsidiary Guarantors. On the Closing Date, the guaranty by the Subsidiaries (the “Subsidiary Guaranty”) of the Notes as set forth in Section 13 hereof by each Subsidiary of the Company that is a guarantor thereof (the “Subsidiary Guarantors”) will have been duly authorized by each such Subsidiary Guarantor, and when the Notes have been issued, executed and authenticated in accordance with this Agreement and delivered to and paid for by you in accordance with the terms of this Agreement, the Subsidiary Guaranty of each Subsidiary Guarantor will constitute a valid and legally binding obligation of each such Subsidiary Guarantor enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights, to general equity principles (regardless of whether considered in a proceeding at law or in equity).

5.4.         Company Power and Authority. The Company has been duly incorporated and is an existing corporation in good standing under the laws of the State of Delaware, with power and authority (corporate and other) to own its properties and conduct its business as presently conducted; and, except as would not have a Material Adverse Effect, the Company is duly qualified to do business as a foreign corporation in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification.

5.5.         Subsidiary Power and Authority. Each Subsidiary of the Company has been duly incorporated and is an existing corporation in good standing under the laws of the jurisdiction of its incorporation, with power and authority (corporate and other) to own its properties and conduct its business; and, except as would not have a Material Adverse Effect, each Subsidiary of the Company is duly qualified to do business as a foreign corporation in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification. All of the issued and outstanding capital stock of each Subsidiary of the Company has been duly authorized and validly issued and is fully paid and nonassessable; and the capital stock of each Subsidiary owned by the Company, directly or through Subsidiaries, is owned free from liens, encumbrances and defects, except for Permitted Liens.

5.6.         Agreement Execution and Delivery. This Agreement has been duly authorized by the Company and the Subsidiary Guarantors; the Notes have been duly authorized by the Company; and when the Notes are delivered and paid for pursuant to this Agreement on the Closing Date, this Agreement will have been duly executed and delivered, such Notes will have been duly executed, authenticated, issued and delivered and such Notes will constitute valid and legally binding obligations of the Company and, to the extent applicable, the Subsidiary Guarantors, enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

5.7.         No Brokers. There are no contracts, agreements or understandings between the Company or any Subsidiary Guarantor and any person that would give rise to a valid claim against the Company or any Subsidiary Guarantor or any holder of a Note for a brokerage commission, finder’s fee or other like payment relating to the sale of the Notes.

5.8.         Governmental Approvals. Except as set forth on Schedule 5.8 hereto, no consent, approval, authorization, or order of, or filing with, any Governmental Authority is required for the consummation of the transactions contemplated by this Agreement or in connection with the issuance and sale of the Notes by the Company. The foregoing representation is made after reasonable consultation with counsel having responsibility for the matters covered thereby.

5.9.         Compliance with Law. Except as set forth on Schedule 5.9 hereto, the execution, delivery and performance of this Agreement and the issuance and sale of the Notes and compliance with the terms and provisions thereof will not result in a breach or violation of any of the terms and provisions of, or constitute a default under, any statute, any rule, regulation or order of any Governmental Authority having jurisdiction over the Company or any Subsidiary of the Company or any of their properties, or any material agreement or instrument to which the Company or any such Subsidiary is a party or by which the Company or any such Subsidiary is bound or to which any of the properties of the Company or any such Subsidiary is subject, or the charter or by-laws of the Company or any such Subsidiary, and the Company has full power and authority to authorize, issue and sell the Notes as contemplated by this Agreement.

5.10.       Authorization to Execute Agreement. This Agreement has been duly authorized, executed and delivered by the Company.

5.11.       Title to Properties. Except as disclosed in Schedule 5.11, the Company and its Subsidiaries have good and marketable title to all properties and assets owned by them, in each case free from liens, encumbrances and defects, other than Permitted Liens, that would materially affect the value thereof or materially interfere with the use made or to be made thereof by them; and except as disclosed in Schedule 5.11, the Company and its Subsidiaries hold any leased material real or personal property under valid and enforceable leases with no exceptions that would materially interfere with the use made or to be made thereof by them.

5.12.       Governmental Authorizations. The Company and its Subsidiaries (i) possess adequate certificates, authorities or permits issued by appropriate Governmental Authorities necessary to conduct the business now operated by them, except where failure to so possess would not have a Material Adverse Effect, and (ii) have not received any written notice of proceedings relating to the revocation or modification of any such certificate, authority or permit that, if determined adversely to the Company or any of its Subsidiaries, would result in a Material Adverse Effect.

5.13.       Labor Matters. No labor dispute with the employees of the Company or any Subsidiary exists or, to the knowledge of the Company, is imminent that might have a Material Adverse Effect.

5.14.       Intellectual Property Rights. The Company and its Subsidiaries own, possess or can acquire on reasonable terms, adequate trademarks, trade names and other rights to inventions, know-how, patents, copyrights, confidential information and other material intellectual property necessary to conduct the business now operated by them, or presently employed by them, and have not received any notice of infringement of or conflict with asserted rights of others with respect to any such intellectual property rights that, if determined adversely to the Company or any of its Subsidiaries, would individually or in the aggregate have a Material Adverse Effect.

5.15.       Environmental Matters. Neither the Company nor any of its Subsidiaries is in violation of any Environmental Law, owns or operates any real property contaminated with any substance that is subject to any Environmental Laws, is liable for any off-site disposal or contamination pursuant to any Environmental Laws, or is subject to any claim relating to any Environmental Laws, which violation, contamination, liability or claim would individually or in the aggregate have a Material Adverse Effect; and the Company is not aware of any pending investigation which might lead to such a claim.

5.16.       Litigation. Except as disclosed in the Offering Circular, there are no pending actions, suits or proceedings against or affecting the Company, any of its Subsidiaries or any of their respective properties that, if determined adversely to the Company or any of its Subsidiaries, would individually or in the aggregate have a Material Adverse Effect, or would materially and adversely affect the ability of the Company to perform its obligations under this Agreement or the Notes, or which are otherwise material in the context of the sale of the Notes; and no such actions, suits or proceedings are threatened or, to the Company’s knowledge, contemplated.

5.17.       Financial Statements. The financial statements set forth in the Offering Circular (the “Financial Statements”) present fairly in all material respects the financial position of the Company and its consolidated subsidiaries as of the dates shown and their results of operations and cash flows for the periods shown, and such Financial Statements (other than the pro forma Financial Statements) have been prepared in conformity with the generally accepted accounting principles in the United States applied on a consistent basis and the assumptions used in preparing the pro forma financial statements included in the Offering Circular provide a reasonable basis for presenting the significant effects directly attributable to the transactions or events described therein, the related pro forma adjustments give appropriate effect to those assumptions, and the pro forma columns therein reflect the proper application of those adjustments to the corresponding historical financial statement amounts.

5.18.       Dividends, etc.. Since the date of the latest Financial Statements, except as disclosed in Schedule 5.18, there has been no dividend or distribution of any kind declared, paid or made by the Company on any class of its capital stock.

5.19.       Investment Company Act, etc.. None of the Company and the Subsidiary Guarantors is an open-end investment company, unit investment trust or face-amount certificate company that is or is required to be registered under Section 8 of the United States Investment Company Act of 1940 (the “Investment Company Act”); and none of the Company and the Subsidiary Guarantors is and, after giving effect to the Transactions and the application of the proceeds thereof, will be an “investment company” as defined in the Investment Company Act. Neither the Company nor any Subsidiary is subject to regulation under the Public Utility Holding Company Act of 1935, as amended, or the Federal Power Act, as amended.

5.20.       Use of Proceeds. The proceeds to the Company from the offering of the Notes will be used for the following purposes: (a) to finance the acquisition of Evercom in accordance with the provisions of the Merger Agreement, (b) to pay certain acquisition costs, fees and expenses in connection with the acquisition of Evercom, (c) to pay any fees and expenses in connection with the issuance and sale of the Notes and the Senior Indebtedness, and (d) to provide general working capital for the Company and its Subsidiaries.

5.21.       Subsidiaries. The entities listed on Schedule 5.21 hereto are the only Subsidiaries, direct or indirect, of the Company.

5.22.       Compliance with Material Documents. Except as would not have a Material Adverse Effect, neither the Company nor any of its Subsidiaries is in violation of its respective charter or by-laws or in default in the performance of any obligation, agreement, covenant or condition contained in any indenture, loan agreement, mortgage, lease or other agreement or instrument, to which the Company or any of its subsidiaries is a party or by which the Company or any of its Subsidiaries or their respective property is bound. The foregoing representation is made after reasonable consultation with counsel having responsibility for the matters covered thereby.

5.23.       Regulation T, U and X. Neither the Company nor any of its subsidiaries nor any agent thereof acting on their behalf of them has taken, and none of them will take, any action that might cause this Agreement or the issuance or sale of the Notes to violate Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System. In this connection, no part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). Margin stock does not constitute more than 10% of the value of the consolidated assets of the Company and its Subsidiaries and the Company does not have any present intention that margin stock will constitute more than 10% of the value of such assets. As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.

5.24.       Ratings. No “nationally recognized statistical rating organization” as such term is defined for purposes of Rule 436(g)(2) under the Securities Act (a) has imposed (or has informed the Company that it is considering imposing) any condition (financial or otherwise) on the Company’s retaining any rating assigned to the Company, any securities of the Company or (b) has indicated to the Company that it is considering (i) the downgrading, suspension, or withdrawal of, or any review for a possible change that does not indicate the direction of the possible change in, any rating so assigned or (ii) any change in the outlook for any rating of the Company or any securities of the Company.

5.25.       Private Offering by the Company. Neither the Company nor anyone acting on its behalf has offered the Notes or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any person other than you, the Other Purchasers and not more than 10 other Institutional Investors, each of which has been offered the Notes at a private sale for investment. Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of Section 5 of the Securities Act.

5.26.       Compliance with ERISA. The Company and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in Section 3 of ERISA), and no event, transaction or condition has occurred or exists that could reasonably be expected to result in the incurrence of any such liability by the Company or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to such penalty or excise tax provisions or to Section 401(a)(29) or 412 of the Code, other than such liabilities or Liens as would not be individually or in the aggregate Material. The Company and its ERISA Affiliates have not incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate are Material. The expected postretirement benefit obligation (determined as of the last day of the Company’s most recently ended fiscal year in accordance with Financial Accounting Standards Board Statement No. 106, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of the Company and its Subsidiaries is not Material. The execution and delivery of this Agreement and the issuance and sale of the Notes hereunder will not involve any transaction that is subject to the prohibitions of section 406(a)(1) of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A)-(D) of the Code. The representation by the Company in the preceding sentence is made in reliance upon and subject to (i) the accuracy of your representation in Section 6.2 as to the sources of the funds used to pay the purchase price of the Notes to be purchased by you and (ii) the assumption, made solely for the purpose of making such representation, that Department of Labor Interpretive Bulletin 75-2 with respect to prohibited transactions remains valid in the circumstances of the transactions contemplated herein.

6.	REPRESENTATIONS OF THE PURCHASER.

6.1.	Purchase for Investment.

You represent that you are purchasing the Notes for your own account or for one or more separate accounts maintained by you or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of your or their property shall at all times be within your or their control. You understand that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Notes.

6.2.	Source of Funds.

(a)           You represent that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by you to pay the purchase price of the Notes to be purchased by you hereunder:

(i)           you are not acquiring the Notes with the assets of any employee benefit plan, which is subject to Title I of ERISA or any “plan” which is subject to Section 4975 of the Code (each such employee benefit plan and plan being referred to herein as a “Benefit Plan”);

(ii)          you are an insurance company and the Source being used by you to acquire the Notes is an “insurance company general account,” as such term is defined in the Department of Labor Prohibited Transaction Class Exemption (“PTCE”) 95-60 (issued July 12, 1995), and such purchase and holding of the Notes is exempt under PTCE 95-60; or

(iii)         the Source being used by you to acquire the Notes constitute plan assets that are included in an “investment fund” (within the meaning of Part V of the QPAM Exemption) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part V of the QPAM Exemption), which assets when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Section V(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, do not exceed 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM (applying the definition of “control” in Section V(e) of the QPAM Exemption) owns a 5% or more interest in the Company and the purchase and holding of such Notes is exempt under PTCE 84-14; or

(iv)         the Source being used by you to acquire the Notes is either (i) an insurance company pooled separate account, within the meaning of PTCE 90-1 (issued January 29, 1990), or (ii) a bank collective investment fund, within the meaning of PTCE 91-38 (issued July 12, 1991) and the purchase and holding of such Notes is exempt under either PTCE 90-1 or PTCE 91-38; or

(v)           the Source being used by you to acquire the Notes is a governmental or church plan that is covered neither by ERISA nor Section 4975 of the Code and neither the purchase of, nor the subsequent holding of, the Notes will result in, arise from, constitute or involve a transaction that is prohibited under applicable state or local law; or

(vi)         the Source being used by you to acquire the Notes is the assets of one or more Benefits Plan which are managed by an “in-house asset manager,” as that term is defined in

PTCE 96-23 (issued April 10, 1996), and such purchase and holding of the Notes is exempt under PTCE 96-23.

As used in this Section 6.2, the terms “employee benefit plan,” “governmental plan,” and “separate account” shall have the prescribed meanings assigned to such terms in Section 3 of ERISA and “plan” shall have the meaning assigned to such term in Section 4975 of the Code.

(b)           You, and each subsequent holder of any Note, covenant that you (or such holder, as applicable) will not dispose of the Notes to be purchased by you (or by such holder, as applicable) or any interest therein (including, without limitation, any transfer by a change in the capacity in which you hold your investment in such Notes) to any Person unless such Person shall (A) make all warranties and representations contained in Section 6.2(a) and (B) assume all covenants contained in this Section 6.2(b).

7.	INFORMATION AS TO COMPANY.
7.1.	Financial and Business Information.

The Company shall deliver or otherwise make available to each holder of Notes:

(a)           Quarterly Statements -- within 60 days after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of,

(i)            a consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarter, and

(ii)          consolidated statements of income, changes in stockholders’ equity and cash flows of the Company and its Subsidiaries, for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments;

(b)           Annual Statements -- within 105 days after the end of each fiscal year of the Company, duplicate copies of,

(i)            a consolidated balance sheet of the Company and its Subsidiaries, as at the end of such year, and

(ii)          consolidated statements of income, changes in stockholders’ equity and cash flows of the Company and its Subsidiaries, for such year,

setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied

(A)          by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances, and

(B)          a certificate of such accountants stating that they have reviewed this Agreement and stating further whether, in making their audit, they have not become aware of any condition or event that then constitutes a Default or an Event of Default, and, if they are aware that any such condition or event then exists, specifying the nature and period of the existence thereof (it being understood that such accountants shall not be liable, directly or indirectly, for any failure to obtain knowledge of any Default or Event of Default unless such accountants should have obtained knowledge thereof in making an audit in accordance with generally accepted auditing standards or did not make such an audit);

(c)           SEC and Other Reports -- promptly upon their becoming available, one copy of (i) each financial statement, report, notice or proxy statement sent by the Company or any Subsidiary to public securities holders generally, and (ii) each regular or periodic report, each registration statement (without exhibits except as expressly requested by such holder), and each prospectus and all amendments thereto filed by the Company or any Subsidiary with the SEC and of all press releases and other statements made available generally by the Company or any Subsidiary to the public concerning developments that are Material;

(d)           Notice of Default or Event of Default -- promptly, and in any event within five days after a Responsible Officer becoming aware of the existence of any Default or Event of Default or that any Person has given any notice or taken any action with respect to a claimed default hereunder, a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;

(e)           Notices from Governmental Authority -- promptly, and in any event within 30 days of receipt thereof, copies of any notice to the Company or any Subsidiary from any Federal or state Governmental Authority relating to any order, ruling, statute or other law or regulation that could reasonably be expected to have a Material Adverse Effect; and

(f)           Requested Information -- with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company or any of its Subsidiaries or relating to the ability of the Company to perform its obligations hereunder and under the Notes as from time to time may be reasonably requested by the Required Holders.

7.2.	Officer’s Certificate.

Each set of financial statements delivered pursuant to Section 7.1(a) or 7.1(b) hereof shall be accompanied by a certificate of a Senior Financial Officer setting forth:

(a)           Covenant Compliance – if, during the quarterly or annual period covered by such financial statements, the Company or any Restricted Subsidiary Incurs Indebtedness under the terms of the proviso at the end of Section 9.3(a) or enters into any other transaction permitted hereunder based upon complying with the terms of such proviso, then such certificate shall set forth the information (including detailed calculations) required regarding the Fixed Charge Coverage Ratio in order to establish whether the Company was in compliance with the requirements of Section 9.3(a) during the quarterly or annual period covered by the statements then being furnished; and

(b)           Event of Default -- a statement that such officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Company and its Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists (including, without limitation, any such event or condition resulting from the failure of the Company or any Subsidiary to comply with any Environmental Law), specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto.

7.3.	Inspection.

The Company shall permit the representatives of each holder of Notes:

(a)           No Default -- if no Default or Event of Default then exists, at the expense of such holder and upon reasonable prior notice to the Company, to visit the principal executive office of the Company during normal business hours, to discuss the affairs, finances and accounts of the Company and its Subsidiaries with the Company’s officers, and (with the consent of the Company, which consent will not be unreasonably withheld) its independent public accountants, and (with the consent of the Company, which consent will not be unreasonably withheld) to visit the other offices and properties of the Company and each Subsidiary, all at such reasonable times and as often as may be reasonably requested in writing; and

(b)           Default -- if a Default or Event of Default then exists, upon the request of the Required Holders, at the expense of the Company, to visit and inspect any of the offices or properties of the Company or any Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company and its Subsidiaries), all at such times and as often as may be requested.

8.	PREPAYMENT OF THE NOTES.
8.1.	Required Prepayments.

(a)           Upon the occurrence of a Prepayment Event, the Company will, subject to its obligations under the Senior Indenture and the Credit Facility and subject to the provisions of the Subordination Agreements, prepay, without premium or penalty, the principal amount then outstanding under the Notes (or, in the case of a prepayment to be made pursuant to the provisions of Section 9.6(b)(iii)(D) hereof, make a prepayment in the amount of the Net Available Cash in accordance with such Section) at par, together with accrued unpaid interest outstanding thereon. As used herein, the term “Prepayment Event” means the earliest to occur of the following: (a) September 9, 2014; (b) the completion of a primary initial public offering of the common stock of the Company pursuant to which the Company receives the proceeds of such public offering; (c) with respect to a Change of Control Offer to be made by the Company or a third party under the Senior Indenture, the earlier of (i) the consummation of such Change of Control Offer or (ii) if none of the holders of the Senior Notes elect to have any of their Senior Notes purchased pursuant to such Change of Control Offer, the date on which such Change of Control Offer expires; (d) the occurrence and continuation of an Event of Default; (e) a sale of a substantial portion of the assets of the Company and its Subsidiaries; (f) an Incurrence of Indebtedness comprising Subordinated Obligations (as such term is defined in the Senior Indenture); or (g) a prepayment that is required to be made under the provisions of Section 9.6(b)(iii)(D) hereof.

(b)           By no later than September 9, 2013, the Company shall have made mandatory and optional prepayments under the Notes (which shall be applied in accordance with the provisions of Section 16.2 hereof) at least equal to the sum of the following amounts: (i) $20,000,000 plus (ii) 50% of all PIK Interest that, since the Closing Date, has been added to the principal balance of the Notes in accordance with the provisions of Section 16.1 hereof.

(c)           All prepayments made under this Section 8.1 shall be applied as set forth in Section 16.2 hereof. Upon any partial prepayment of the Notes pursuant to Section 8.2, the principal amount of each required prepayment of the Notes becoming due under this Section 8.1 on and after the date of such prepayment or purchase shall be reduced in the same proportion as the aggregate unpaid principal amount of the Notes is reduced as a result of such prepayment or purchase.

8.2.	Optional Prepayments.

After September 9, 2005, the Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, the Notes, in an amount not less than $250,000 of the aggregate principal amount of the Notes then outstanding in the case of a partial prepayment. Any such optional prepayments that, under the provisions of Section 16.2 hereof, are applied to the PIK Interest Portion of the Notes shall be in an amount equal to the principal amount of such PIK Interest Portion being prepaid, without premium. Any such optional prepayments that, under the provisions of Section 16.2 hereof, are applied to Original Principal Portion of the Notes shall be at the Make Whole Prepayment Price (as such term is hereinafter defined) in effect on the date of such prepayment. The term “Make Whole Prepayment Price” initially means, for this purpose, an amount equal to 115% of the aggregate Original Principal Portion of the Notes then being prepaid. After September 1, 2006, the Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any portion of the Notes, in an amount not less than $250,000 of the aggregate principal amount of the Notes then outstanding in the case of a partial prepayment, provided that (a) any such optional prepayments that, under the provisions of Section 16.2 hereof, are applied to the PIK Interest Portion of the Notes shall be in an amount equal to the principal amount of such PIK Interest Portion being prepaid, without premium, and (b) any such optional prepayments that, under the provisions of Section 16.2 hereof, are applied to Original Principal Portion of the Notes shall be at the Make Whole Prepayment Price, which shall mean, for this purpose, the applicable percentage set forth below of such Original Principal Portion so prepaid, if prepaid during the twelve (12) month period commencing on September 1 of the years set forth below:

Period	Applicable Percentage
2006	113%
2007	111%
2008	109%
2009	107%
2010	105%

2011	103%
2012	101%
2013	100%

Each such prepayment shall be accompanied by the payment of accrued unpaid interest on the amount to be prepaid. The Company will give each holder of Notes written notice of each optional prepayment under this Section 8.2 not less than 30 days and not more than 60 days prior to the date fixed for such prepayment. Each such notice shall specify such date, the aggregate principal amount of the Notes to be prepaid on such date, the PIK Interest Portion and the Original Principal Portion of each Note held by such holder to be prepaid (determined in accordance with Section 16.2), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid.

8.3.	Maturity; Surrender, etc.

In the case of each prepayment of Notes pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment (unless such prepayment is contingent upon the occurrence of a specified event, in which case, the principal amount of each Note to be prepaid shall mature upon the occurrence of such event), together with interest on such principal amount accrued to such date. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

9.	COVENANTS.

The Company covenants that so long as any of the Notes are outstanding:

9.1.         Payment of Note. The Company shall promptly pay the principal of and interest on the Notes on the dates and in the manner provided in the Notes and in this Agreement. The Company shall pay interest on overdue principal at the Default Rate, and it shall pay interest on overdue installments of interest at the same rate to the extent lawful, in each case on the dates and in the manner provided in the Notes and in this Agreement.

9.2.         Further Instruments and Acts. Upon request of any holder of a Note, the Company will execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Agreement.

9.3.	Limitation on Indebtedness.

(a)           The Company shall not, and shall not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness; provided, however, that the Company and the Subsidiary Guarantors shall be entitled to Incur Indebtedness if, on the date of such Incurrence and after giving effect thereto on a pro forma basis, the Fixed Charge Coverage Ratio exceeds 1.60 to 1.

(b)           Notwithstanding the foregoing paragraph (a), the Company and the Restricted Subsidiaries shall be entitled to Incur any or all of the following Indebtedness:

(i)            Indebtedness Incurred by the Company and the Subsidiary Guarantors pursuant to the Credit Facility (other than Indebtedness Incurred under clause (b) (x)); provided, however, that, immediately after giving effect to any such Incurrence, the aggregate principal amount of all Indebtedness Incurred under this clause (b)(i) and then outstanding does not exceed $30.0 million;

(ii)          Indebtedness owed to and held by the Company or a Restricted Subsidiary; provided, however, that (A) any subsequent issuance or transfer of any Capital Stock which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the obligor thereon, (B) if the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the Notes and (C) if a Subsidiary Guarantor is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations of such Subsidiary Guarantor or with respect to its Subsidiary Guaranty;

(iii)         Indebtedness evidenced by the Senior Notes and the Exchange Notes (as such term is defined in the Senior Indenture), other than any Additional Notes (as such term is defined in the Senior Indenture);

(iv)         Indebtedness outstanding on the Closing Date (other than Indebtedness described in clause (i), (ii), or (iii) of this Section 9.3(b));

(v)           Indebtedness of a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Subsidiary was acquired by the Company (other than Indebtedness Incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary or was acquired by the Company); provided, however, that on the date of such acquisition and after giving pro forma effect thereto, the Company would have been entitled to Incur at least $1.00 of additional Indebtedness pursuant to Section 9.3(a);

(vi)	Indebtedness outstanding hereunder and under the Notes;

(vii)        Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to Section 9.3(a) or pursuant to clause (iii), (iv), (v), or (vi) of this Section 9.3(b) or this clause (vii); provided, however, that to the extent such Refinancing Indebtedness directly or indirectly Refinances Indebtedness of a Subsidiary Incurred pursuant to clause (v), such Refinancing Indebtedness shall be Incurred only by such Subsidiary;

(viii)       Hedging Obligations consisting of Interest Rate Agreements directly related to Indebtedness permitted to be Incurred by the Company and the Restricted Subsidiaries pursuant to this Agreement;

(ix)         Obligations in respect of letters of credit, performance, bid and surety bonds and completion guarantees provided by the Company or any Restricted Subsidiary in the ordinary course of business;

(x)           Indebtedness consisting of letters of credit issued pursuant to the Credit Facility not exceed $10 million at any time issued and outstanding;

(xi)         Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within two Business Days of its Incurrence;

(xii)        Indebtedness consisting of the Subsidiary Guaranty of a Subsidiary Guarantor and any Guarantee by a Subsidiary Guarantor of Indebtedness Incurred pursuant to Section 9.3(a) or pursuant to clause (i), (ii), (iii) or (iv) or pursuant to clause (vii) of this paragraph (b) to the extent the Refinancing Indebtedness Incurred thereunder directly or indirectly Refinances Indebtedness Incurred pursuant to Section 9.3(a) or pursuant to clause (iii) or (iv) of this paragraph (b); and

(xiii)       Indebtedness of the Company or a Subsidiary Guarantor in an aggregate principal amount which, when taken together with all other Indebtedness of the Company and the Subsidiary Guarantors outstanding on the date of such Incurrence (other than Indebtedness permitted by clauses (i) through (xii) of this Section 9.3(b) or Section 9.3(a)), does not exceed $5.0 million.

(c)           Notwithstanding the foregoing, neither the Company nor any Subsidiary Guarantor shall Incur any Indebtedness pursuant to Section 9.3(b) if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Obligations of the Company or a Subsidiary Guarantor unless such Indebtedness shall be subordinated to the Notes or to the applicable Subsidiary Guaranty to at least the same extent as such Subordinated Obligations.

(d)           For purposes of determining compliance with this Section 9.3, (i) any Indebtedness remaining outstanding under the Credit Facility after the application of the net proceeds from the sale of the Notes and the Senior Notes will be treated as Incurred on the Closing Date under Section 9.3(b)(i), (ii) in the event that an item of Indebtedness (or any portion thereof) meets the criteria of more than one of the types of Indebtedness described herein, the Company, in its sole discretion, shall classify such item of Indebtedness (or any portion thereof) at the time of Incurrence and shall only be required to include the amount and type of such Indebtedness in one of the above clauses and (iii) the Company shall be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described herein.

9.4.	Limitation on Restricted Payments.

(a)           The Company shall not, and shall not permit any Restricted Subsidiary, directly or indirectly, to make a Restricted Payment if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

(i)            a Default shall have occurred and be continuing (or would result therefrom);

(ii)          the Company is not entitled to Incur an additional $1.00 of Indebtedness under Section 9.3(a); or

(iii)         the aggregate amount of such Restricted Payment and all other Restricted Payments since the Closing Date would exceed the sum of (without duplication):

(A)          50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter immediately following the fiscal quarter during which the Closing Date occurs to the end of the most recent fiscal quarter ending at least 45 days prior to the date of such Restricted Payment (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit); plus

(B)          100% of the aggregate Net Cash Proceeds received by the Company from the issuance or sale of its Capital Stock (other than Disqualified Stock) subsequent to the Closing Date (other than an issuance or sale to a Subsidiary of the Company and other than an issuance or sale to an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees) and 100% of any cash capital contribution received by the Company from its stockholders subsequent to the Closing Date; plus

(C)          the amount by which Indebtedness of the Company is reduced upon the conversion or exchange subsequent to the Closing Date of any Indebtedness of the Company convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or the fair value of any other property, distributed by the Company upon such conversion or exchange); provided, however, that the foregoing amount shall not exceed the Net Cash Proceeds received by the Company or any Restricted Subsidiary from the sale of such Indebtedness (excluding Net Cash Proceeds from sales to a Subsidiary of the Company or to an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees); plus

(D)          an amount equal to the sum of (i) the net reduction in the Investments (other than Permitted Investments) made by the Company or any Restricted Subsidiary in any Person resulting from repurchases, repayments or redemptions of such Investments by such Person, proceeds realized on the sale of such Investment and proceeds representing the return of capital (excluding dividends and distributions), in each case received by the Company or any Restricted Subsidiary and (ii) to the extent such Person is an Unrestricted Subsidiary, the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of such Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that the foregoing sum shall not exceed, in the case of any such Person or Unrestricted Subsidiary, the amount of Investments (excluding Permitted Investments) previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in such Person or Unrestricted Subsidiary; plus

	(E)	$10.0 million.
(b)	The provisions of Section 9.4(a) shall not prohibit:

(i)            any Restricted Payment made out of the Net Cash Proceeds of the substantially concurrent sale of, or made by exchange for, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees) or a substantially concurrent cash capital contribution received by the Company from its stockholders; provided, however, that (A) such Restricted Payment shall be excluded in the calculation of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale or such cash capital contribution (to the extent so used for such Restricted Payment) shall be excluded from the calculation of amounts under Section 9.4(a)(iii)(B);

(ii)          any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations of the Company or a Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent Incurrence of, Indebtedness of such Person which is permitted to be Incurred pursuant to Section 9.3; provided, however, that notwithstanding anything to the contrary contained in this clause (ii), any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of such Subordinated Obligations may only be made by exchange for, or out of the proceeds of, the substantially concurrent Incurrence of new Subordinated Obligations of the Company; and provided further that any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value made pursuant to this clause (ii) shall be excluded in the calculation of the amount of Restricted Payments;

(iii)         dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this Section 9.4; provided, however, that at the time of payment of such dividend, no other Default shall have occurred and be continuing (or result therefrom); provided further, however, that such dividend shall be included in the calculation of the amount of Restricted Payments;

(iv)         so long as no Default has occurred and is continuing, the purchase, redemption or other acquisition of shares of Capital Stock of the Company or any of its Subsidiaries from employees, former employees, directors or former directors of the Company or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such Capital Stock; provided, however, that the aggregate amount of such Restricted Payments (excluding amounts representing cancellation of Indebtedness) shall not exceed $2.0 million in any calendar year; provided further, however, that such repurchases and other acquisitions shall be excluded in the calculation of the amount of Restricted Payments;

(v)           the declaration and payments of dividends on Disqualified Stock issued pursuant to Section 9.3; provided, however, that, at the time of payment of such dividend, no Default shall have occurred and be continuing (or result therefrom); provided further, however, that such dividends shall be excluded in the calculation of the amount of Restricted Payments;

(vi)         repurchases of Capital Stock deemed to occur upon exercise of stock options if such Capital Stock represents a portion of the exercise price of such options; provided, however, that such Restricted Payments shall be excluded in the calculation of the amount of Restricted Payments;

(vii)        cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of the Company; provided, however, that any such cash payment shall not be for the purpose of evading the limitation of this Section 9.4 (as determined in good faith by the Board of Directors); provided further, however, that such payments shall be excluded in the calculation of the amount of Restricted Payments;

(viii)       in the event of a Change of Control, and if no Default shall have occurred and be continuing, the payment, purchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations of the Company or any Subsidiary Guarantor, in each case, at a purchase price not greater than 101% of the principal amount of such Subordinated Obligations, plus any accrued and unpaid interest thereon; provided, however, that prior to such payment, purchase, redemption, defeasance or other acquisition or retirement, the Company shall have complied with its obligations under the provisions of Section 8.1 hereof; provided further, however, that such payments, purchases, redemptions, defeasances or other acquisitions or retirements shall be included in the calculation of the amount of Restricted Payments; or

(ix)         payments of intercompany subordinated Indebtedness, the Incurrence of which was permitted under Section 9.3(b)(ii); provided, however, that no Default has occurred and is continuing or would otherwise result therefrom; provided further, however, that such payments shall be excluded in the calculation of the amount of Restricted Payments.

9.5.         Limitation on Restrictions on Distributions from Restricted Subsidiaries. The Company shall not, and shall not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions on its Capital Stock to the Company or a Restricted Subsidiary or pay any Indebtedness owed to the Company, (b) make any loans or advances to the Company or (c) transfer any of its property or assets to the Company, except: (i) with respect to clauses (a), (b) and (c), (A) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Closing Date (including the Credit Facility and the Senior Indenture); (B) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company) and outstanding on such date; (C) any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in Section 9.5(i)(A) or (B) or this clause (C) or contained in any amendment to an agreement referred to in Section 9.5(i)(A) or (B) or this clause (C); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such refinancing agreement or amendment are no less favorable to the holders of the Notes than encumbrances and restrictions with respect to such Restricted Subsidiary contained in such predecessor agreements; and (D) any encumbrance or restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition; and (ii) with respect to clause (c) only, (A) any encumbrance or restriction consisting of customary nonassignment provisions in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease or the property leased thereunder consistent with the past practices of the Company or the Restricted Subsidiaries; and (B) any encumbrance or restriction contained in security agreements or mortgages securing Indebtedness of a Restricted Subsidiary to the extent such encumbrance or restriction restricts the transfer of the property subject to such security agreements or mortgages.

9.6.	Limitation on Sales of Assets and Subsidiary Stock.

(a)           The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Disposition of any Collateral (as such term is defined in the Senior Indenture) unless: (i) the Company or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the fair market value (including as to the value of all non-cash consideration), as determined in good faith by the Board of Directors, of the shares and assets subject to such Asset Disposition; (ii) at least 75% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of cash or cash equivalents; and (iii) an amount equal to 100% of the Net Available Cash from such Asset Disposition is paid directly by the purchaser thereof to the Intercreditor Agent (as such term is defined in the Senior Indenture), or, if no First-Priority Lien Obligations (as such term is defined in the Senior Indenture) are outstanding, the Trustee (as such term is defined in the Senior Indenture), to be held in trust and applied by the Company (or such Restricted Subsidiary, as the case may be) at the Company’s election: (A) to acquire Additional Assets, which Additional Assets are concurrently with their acquisition added to the Collateral (as such term is defined in the Senior Indenture) securing the Senior Notes, (B) to repay outstanding First-Priority Lien

Obligations (as such term is defined in the Senior Indenture), or (C) to make an offer to the holders of the Senior Notes pursuant to and subject to the conditions contained in the Senior Indenture, in each case within six months from the later of the date of such Asset Disposition or the receipt of such Net Available Cash.

(b)           The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Disposition (other than an Asset Disposition of Collateral, as such term is defined in the Senior Indenture) unless (i) the Company or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the fair market value (including as to the value of all non-cash consideration), as determined in good faith by the Board of Directors, of the shares and assets subject to such Asset Disposition; (ii) at least 75% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of cash or cash equivalents; and (iii) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or such Restricted Subsidiary, as the case may be) (A) first, to the extent the Company elects (or is required by the terms of any Indebtedness), to prepay, repay, redeem or purchase Senior Indebtedness of the Company or Indebtedness (other than any Disqualified Stock) of a Restricted Subsidiary (in each case other than Indebtedness owed to the Company or an Affiliate of the Company) within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; (B) second, to the extent of the balance of such Net Available Cash after application in accordance with clause (A), to the extent the Company elects to acquire Additional Assets within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; (C) third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B), to make an offer to the holders of the Senior Notes (and to holders of other Senior Indebtedness of the Company or of a Subsidiary Guarantor designated by the Company) to purchase Senior Notes (and such other Senior Indebtedness of the Company or of a Subsidiary Guarantor) pursuant to and subject to the conditions contained in the Senior Indenture; and (D) fourth, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A), (B) and (C), to prepay the Notes on a pro rata basis (based on the outstanding principal amount thereof) in accordance with the provisions of Section 8.1 hereof; provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A), (C) or (D) above, the Company or such Restricted Subsidiary shall permanently retire such Indebtedness and shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased. Notwithstanding the foregoing provisions of this Section 9.6, the Company and the Restricted Subsidiaries shall not be required to apply any Net Available Cash in accordance with this Section 9.6 except to the extent that the aggregate Net Available Cash from all Asset Dispositions which is not applied in accordance with this Section 9.6 exceeds $10.0 million. Pending application of Net Available Cash pursuant to this Section 9.6, such Net Available Cash shall be invested in Temporary Cash Investments or applied to temporarily reduce revolving credit indebtedness. For the purposes of this Section 9.6, the following are deemed to be cash or cash equivalents: (i) the assumption or discharge of Indebtedness of the Company (other than obligations in respect of Disqualified Stock of the Company) or any Restricted Subsidiary (other than obligations in respect of Disqualified Stock or Preferred Stock of a Subsidiary Guarantor) and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition and (ii) securities received by the Company or any Restricted Subsidiary from the transferee that are promptly converted by the Company or such Restricted Subsidiary into cash, to the extent of cash received in that conversion.

9.7.	Limitation on Affiliate Transactions.

(a)           The Company shall not, and shall not permit any Restricted Subsidiary to, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with, or for the benefit of, any

Affiliate of the Company (an “Affiliate Transaction”) unless (i) the terms thereof are no less favorable to the Company or such Restricted Subsidiary than those that could be obtained at the time of the Affiliate Transaction in arm’s-length dealings with a Person who is not an Affiliate; (ii) if such Affiliate Transaction involves an amount in excess of $5.0 million, the terms of the Affiliate Transaction are set forth in writing and a majority of the Board of Directors of the Company disinterested with respect to such Affiliate Transaction have determined in good faith that the criteria set forth in clause (i) are satisfied and have approved the relevant Affiliate Transaction as evidenced by a resolution of the Board of Directors; and (iii) if such Affiliate Transaction involves an amount in excess of $10.0 million, the Board of Directors shall also have received a written opinion from an Independent Qualified Party to the effect that such Affiliate Transaction is fair, from a financial standpoint, to the Company and its Restricted Subsidiaries or is not less favorable to the Company and its Restricted Subsidiaries than could reasonably be expected to be obtained at the time in an arm’s length transaction with a Person who was not an Affiliate.

(b)           The provisions of Section 9.7(a) shall not prohibit (i) any Investment (other than a Permitted Investment) or other Restricted Payment, in each case permitted to be made pursuant to Section 9.4 (but only to the extent included in the calculation of the amount of Restricted Payments made pursuant to Section 9.4(a)(iii)); (ii) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors; (iii) loans or advances to employees in the ordinary course of business in accordance with the past practices of the Company or its Restricted Subsidiaries, but in any event not to exceed $2.0 million in the aggregate outstanding at any one time; (iv) the payment of reasonable fees to directors of the Company and its Restricted Subsidiaries who are not employees of the Company or its Restricted Subsidiaries; (v) any transaction with the Company, a Restricted Subsidiary or joint venture or similar entity which would constitute an Affiliate Transaction solely because the Company or a Restricted Subsidiary owns an equity interest in or otherwise controls such Restricted Subsidiary, joint venture or similar entity; (vi) the issuance or sale of any Capital Stock (other than Disqualified Stock) of the Company; (vii) the payment of (A) an annual consulting services fee, not to exceed $750,000 in any twelve month period, pursuant to the Consulting Services Agreement, (B) annual directors and other services fees, not to exceed $200,000 in any twelve month period, pursuant to the Stockholders’ Agreement, (C) consulting services fees, in an amount equal to 2% of the consideration received by the Company upon the initial public offering of its capital stock or the sale of all or substantially all of its assets, pursuant to the Consulting Services Agreement, (D) professional service fees, in an amount equal to 2% of the value of any transaction in which the Company (1) sells all or substantially all of its assets or a majority of its capital stock, (2) consummates the acquisition of another company or (3) secures any debt or equity financing, in each case pursuant to the Professional Services Agreement, and (E) reasonable out-of-pocket expenses related to the foregoing, in each case, by the Company or any of its Restricted Subsidiaries to H.I.G.; and (viii) any agreement as in effect on the Closing Date and described in the Offering Circular or any renewals or extensions of any such agreement (so long as such renewals or extensions are not less favorable to the Company or the Restricted Subsidiaries) and the transactions evidenced thereby.

9.8.         Limitation on Line of Business. The Company shall not, and shall not permit any Restricted Subsidiary, to engage in any business other than a Related Business.

9.9.         Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries. The Company: (i) shall not, and shall not permit any Restricted Subsidiary to, sell, lease, transfer or otherwise dispose of any Capital Stock of any Restricted Subsidiary to any Person (other than to the Company or a Wholly Owned Subsidiary); and (ii) shall not permit any Restricted Subsidiary to issue any of its Capital Stock (other than, if necessary, shares of its Capital Stock constituting directors’ or other legally required qualifying shares) to any Person (other than to the Company or a Wholly Owned Subsidiary) unless (A)

immediately after giving effect to such issuance, sale or other disposition, neither the Company nor any of its Subsidiaries own any Capital Stock of such Restricted Subsidiary; or (B) immediately after giving effect to such issuance, sale or other disposition, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect thereto is treated as a new Investment by the Company and such Investment would be permitted to be made under Section 9.4 if made on the date of such issuance, sale or other disposition. For purposes of this Section 9.9, the creation of a Lien on any Capital Stock of a Restricted Subsidiary to secure Indebtedness of the Company or any of its Restricted Subsidiaries will not be deemed to be a violation of this Section 9.9; provided, however, that any sale or other disposition by the secured party of such Capital Stock following foreclosure of its Lien will be subject to this Section 9.9.

9.10.       Anti-Layering. The Company and its Subsidiaries shall not Incur any Indebtedness if such Indebtedness is subordinate or junior in ranking in priority of payment to any Senior Indebtedness unless (a) such Indebtedness is pari passu with or contractually subordinated in right of payment to the Notes, and (b) the Incurrence of such Indebtedness is otherwise permissible under the provisions of Section 9.3.

9.11.       Limitation on Liens. The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, Incur or permit to exist any Lien of any nature whatsoever on any of its properties (including Capital Stock of a Restricted Subsidiary), whether owned at the Closing Date or thereafter acquired, securing any Indebtedness unless such Indebtedness is Senior Indebtedness or unless the Notes are secured on a pari passu basis, except for Permitted Liens.

9.12.       Limitation on Sale/Leaseback Transactions. The Company shall not, and shall not permit any Restricted Subsidiary to, enter into any Sale/Leaseback Transaction with respect to any property unless (a) the Company or such Restricted Subsidiary would be entitled to (1) Incur Indebtedness in an amount equal to the Attributable Debt with respect to such Sale/Leaseback Transaction pursuant to Section 9.3 and (2) create a Lien on such property securing such Attributable Debt without equally and ratably securing the Securities pursuant to Section 9.11, (b) the net proceeds received by the Company or any Restricted Subsidiary in connection with such Sale/Leaseback Transaction are at least equal to the fair market value (as determined by the Board of Directors) of such property and (c) the Company applies the proceeds of such transaction in compliance with Section 9.6.

9.13.

Future Guarantors             . The Company shall cause each domestic Subsidiary to, and each Foreign Subsidiary that enters into a Guarantee of any Indebtedness of the Company or a Restricted Subsidiary (other than a Foreign Subsidiary that Guarantees Indebtedness Incurred by another Foreign Subsidiary) to, in each case, at the same time that such Guarantee is entered into, execute and deliver to each holder of a Note a Guaranty Agreement pursuant to which such Restricted Subsidiary will Guarantee payment of the Notes on the same terms and conditions as those set forth in Section 13 of this Agreement.

9.14.	Suspension of Covenants.

(a)           Following the first day (the “Suspension Date”) that: (i) the Notes have an Investment Grade Rating from the Rating Agencies; and (ii) no Default has occurred and is continuing under this Agreement; the Company and its Restricted Subsidiaries shall not be subject to Sections 9.3, 9.4, 9.5, 9.6, 9.7, 9.8, 9.9 and 9.15(a)(iii) of this Agreement (collectively, the “Suspended Covenants”). In addition, the Subsidiary Guaranties of the Subsidiary Guarantors shall also be suspended as of the Suspension Date. In the event that the Company and the Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies withdraws its rating or downgrades the rating assigned to the Notes below an Investment Grade Rating, then the Company and the Restricted Subsidiaries shall thereafter again be subject to the Suspended Covenants with respect to future events and the Subsidiary Guaranties will be reinstated. The period of time between the Suspension Date and the Reversion Date is referred to herein as the “Suspension Period”. Notwithstanding that the Suspended Covenants may be reinstated, no default shall be deemed to have occurred as a result of a failure to comply with the Suspended Covenants during the Suspension Period.

On the Reversion Date, all Indebtedness Incurred during the Suspension Period will be classified to have been Incurred pursuant to Section 9.3(a) or one of the clauses set forth in Section 9.3(b) (to the extent such Indebtedness would be permitted to be Incurred thereunder as of the Reversion Date and after giving effect to Indebtedness Incurred prior to the Suspension Period and outstanding on the Reversion Date). To the extent such Indebtedness would not be so permitted to be Incurred pursuant to Section 9.3(a) or 9.3(b), such Indebtedness will be deemed to have been outstanding on the Closing Date, so that it is classified as permitted under Section 9.3(b)(iv). Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under Section 9.4 shall be made as though Section 9.4 had been in effect since the Closing Date and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made following the Reversion Date as Restricted Payments under Section 9.4(a) and the items specified in subclauses (iii)(A) through (iii)(C) of Section 9.4(a), to the extent they occurred during the Suspension Period, will increase the amount available to be made under paragraph (a) thereof. For purposes of determining compliance with Section 9.6, proceeds of Net Available Cash received during the Suspension Period from any Asset Disposition and not applied in accordance with Section 9.6 shall be deemed to be reset to zero.

9.15.	Successor Company.

(a)           The Company shall not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, directly or indirectly, all or substantially all its assets to, any Person, unless:

(i)            the resulting, surviving or transferee Person (the “Successor Company”) shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) shall expressly assume, by an assumption document, executed and delivered to the holders of the Notes, in form reasonably satisfactory to the Required Holders, all the obligations of the Company under the Notes and this Agreement;

(ii)          immediately after giving pro forma effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Subsidiary as a result of such transaction as having been Incurred by such Successor Company or such Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

(iii) immediately after giving pro forma effect to such transaction, the Successor Company would be able to Incur an additional $1.00 of Indebtedness pursuant to Section 9.3(a); and

(iv) the Company shall have delivered to each holder of a Note an Opinion of Counsel, each stating that such consolidation, merger or transfer and such assumption document (if any) comply with this Agreement;

provided, however, that clause (iii) will not be applicable to (A) a Restricted Subsidiary consolidating with, merging into or transferring all or part of its properties and assets to the Company (so long as no Capital Stock of the Company is distributed to any Person) or another Subsidiary Guarantor that is a

Wholly Owned Subsidiary or (B) the Company merging with an Affiliate of the Company solely for the purpose and with the sole effect of reincorporating the Company in another jurisdiction.

For purposes of this Section 9.15, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

The Successor Company shall be the successor to the Company and shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Agreement and the predecessor Company, except in the case of a lease, shall be released from the obligation to pay the principal of and interest on the Notes.

(b)           The Company shall not permit any Subsidiary Guarantor to consolidate with or merge with or into, or convey, transfer or lease, in one transaction or series of transactions, all or substantially all of its assets to any Person unless:

(i)            the resulting, surviving or transferee Person (if not such Subsidiary) shall be a Person organized and existing under the laws of the jurisdiction under which such Subsidiary was organized or under the laws of the United States of America, or any State thereof or the District of Columbia, and such Person shall expressly assume, by a Guaranty Agreement, in a form satisfactory to the holders of the Notes, all the obligations of such Subsidiary, if any, under its Subsidiary Guaranty; provided, however, that the foregoing shall not apply in the case of a Subsidiary Guarantor (other than T-Netix and Evercom) (A) that has been disposed of in its entirety to another Person (other than to the Company or an Affiliate of the Company), whether through a merger, consolidation or sale of Capital Stock or assets or (B) that, as a result of the disposition of all or a portion of its Capital Stock, ceases to be a Subsidiary, in both cases, if in connection therewith the Company provides an Officers’ Certificate to each holder of a Note to the effect that the Company will comply with its obligations under Section 9.6 in respect of such disposition;

(ii)          immediately after giving effect to such transaction or transactions on a pro forma basis (and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee Person as a result of such transaction as having been issued by such Person at the time of such transaction), no Default shall have occurred and be continuing; and

(iii)         the Company delivers to each holder of a Note an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such Guaranty Agreement, if any, complies with this Agreement.

9.16.       Limitation on Restrictions on Payment of Notes. The Company shall not, and shall not permit any Subsidiary Guarantor to, create or otherwise cause or permit to exist or become effective any consensual restriction that prohibits the Company from making any payments when due under the Notes or prohibits the Subsidiary Guarantors from making any payments when due under the Subsidiary Guarantees except: (a) any such provisions set forth in this Agreement, the Notes, and the Subordination Agreements; (b) any such restriction pursuant to an agreement in effect at or entered into on the Closing Date (including the Credit Facility and the Senior Indenture); or (c) any such restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in the immediately preceding clause (b) or contained in any amendment to an agreement referred to in such clause (b); provided, however, that any such restrictions contained in any such refinancing agreement or amendment are no less favorable, in any material respect, to the holders of the Notes than any such restrictions contained in such predecessor agreements.

10.	EVENTS OF DEFAULT.

An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

(a)           the Company defaults in any cash payment of interest on any Note when the same becomes due and payable pursuant to the provisions of Section 16.1(c), and such default continues for a period of 30 days;

(b)           the Company defaults in the payment of the principal of any Note when the same becomes due and payable at its Stated Maturity, upon any required prepayment, upon declaration of acceleration or otherwise;

(c)	the Company fails to comply with Section 9.15;

(d)           the Company fails to comply with Section 9.3, 9.4, 9.5, 9.6, 9.7, 9.8, 9.9, 9.10, 9.11, 9.12, 9.13, or 9.16 (other than a failure to make a mandatory prepayment when due under Section 8.1) and such failure continues for 30 days after the notice specified below;

(e)           the Company or any Subsidiary Guarantor fails to comply with any of its agreements contained in the Notes or this Agreement (other than those referred to in clause (a), (b), (c) or (d) above) and such failure continues for 60 days after the notice specified below;

(f)           Indebtedness of the Company, any Subsidiary Guarantor or any Significant Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $10.0 million, or its foreign currency equivalent at the time;

(g)           a Subsidiary Guarantor, the Company or any Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

(i)	commences a voluntary case;
(ii)	consents to the entry of an order for relief against it in an involuntary case;

(iii)         consents to the appointment of a Custodian of it or for any substantial part of its property; or

(iv)	makes a general assignment for the benefit of its creditors;

or takes any comparable action under any foreign laws relating to insolvency;

(h)           a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i)           is for relief against a Subsidiary Guarantor, the Company or any Significant Subsidiary in an involuntary case;

(ii)          appoints a Custodian of a Subsidiary Guarantor, the Company or any Significant Subsidiary or for any substantial part of its property; or

(iii)         orders the winding up or liquidation of a Subsidiary Guarantor, the Company or any Significant Subsidiary;

or any similar relief is granted under any foreign laws and the order or decree remains unstayed and in effect for 60 days;

(i)            any judgment or decree for the payment of money in excess of $10.0 million or its foreign currency equivalent at the time is entered against a Subsidiary Guarantor, the Company or any Significant Subsidiary, remains outstanding for a period of 60 consecutive days following the entry of such judgment or decree and is not discharged, waived, or the execution thereof stayed;

(j)           any Subsidiary Guaranty ceases to be in full force and effect in any material respect (other than in accordance with the terms of such Subsidiary Guaranty) or any Subsidiary Guarantor denies or disaffirms its obligations under its Subsidiary Guaranty; or

(k)           any representation or warranty made by the Company or any Subsidiary Guarantor in this Agreement shall prove incorrect in any Material respect when made and such representation or warranty continues to be incorrect in any Material respect for 30 days after the notice specified below.

The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

The term “Bankruptcy Law” means Title 11, United States Code, or any similar Federal or state law for the relief of debtors. The term “Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

The Company shall deliver to each holder of a Note, within 30 days after the occurrence thereof, written notice in the form of an Officers’ Certificate of any Event of Default under clause (f) or (j) and any event which with the giving of notice or the lapse of time would become an Event of Default under clause (d), (e), (i) or (k), its status and what action the Company is taking or proposes to take with respect thereto.

11.	REMEDIES ON DEFAULT, ETC.
11.1.	Acceleration.

(a)           If an Event of Default with respect to the Company described in paragraph (g) or (h) of Section 10 has occurred, all the Notes then outstanding shall automatically become immediately due and payable.

(b)           If any other Event of Default has occurred and is continuing, the Required Holders may at any time at their option, by notice or notices to the Company, declare all the Notes then outstanding to be immediately due and payable.

Upon any Notes becoming due and payable under this Section 11.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes

(including both the Original Principal Portion and the PIK Interest Portion then outstanding), plus all accrued and unpaid interest thereon, shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived.

11.2.	Other Remedies.

Subject to the provisions of the Subordination Agreements, if any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 11.1, the Required Holders may proceed to protect and enforce the rights of the holders of the Notes by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

11.3.	Control by Required Holders.

Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder of a Note may pursue any remedy with respect to this Agreement or the Notes unless the Required Holders elect to pursue such remedy.

11.4.	Rescission.

At any time after any Notes have been declared due and payable pursuant to clause (b) of Section 11.1, the Required Holders, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes and all principal on the Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate, (b) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived by the Required Holders.

pursuant to Section 19, and (c) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this Section 11.4 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

11.5.	No Waivers or Election of Remedies, Expenses, etc.

No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies. No right, power or remedy conferred by this Agreement or by any Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Company under Section 17, the Company will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 11, including, without limitation, reasonable attorneys’ fees, expenses and disbursements.

12.	SUBSTITUTION OF PURCHASER

12.1.       Substitution of Purchaser. You shall have the right to substitute any one of your Affiliates as the purchaser of the Notes that you have agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both you and such Affiliate, shall contain such Affiliate’s agreement to be bound by this Agreement and shall contain a confirmation by such Affiliate of the accuracy with respect to it of the representations set forth in Section 6; contemporaneously with such substitution, such Affiliate shall also become a party to each Subordination Agreement by executing a Supplement thereto in the form attached as Annex A to each Subordination Agreement. Upon receipt of such notice, wherever the word “you” is used in this Agreement (other than in this Section 12.1), such word shall be deemed to refer to such Affiliate in lieu of you. In the event that such Affiliate is so substituted as a purchaser hereunder and such Affiliate thereafter transfers to you all of the Notes then held by such Affiliate, upon receipt by the Company of notice of such transfer, wherever the word “you” is used in this Agreement (other than in this Section 12.1), such word shall no longer be deemed to refer to such Affiliate, but shall refer to you, and you shall have all the rights of an original holder of the Notes under this Agreement.

13.	SUBSIDIARY GUARANTIES.

13.1.       Guaranties. Subject to the provisions of the Subordination Agreements, each Subsidiary Guarantor hereby unconditionally and irrevocably guarantees, jointly and severally, to each holder of a Note and its successors and assigns (a) the full and punctual payment of principal of and interest on the Notes when due, whether at Stated Maturity, by acceleration, by redemption, by mandatory prepayment or otherwise, and all other monetary obligations of the Company under this Agreement and the Notes and (b) the full and punctual performance within applicable grace periods of all other obligations of the Company under this Agreement and the Notes (all the foregoing being hereinafter collectively called the “Guarantied Obligations”). Each Subsidiary Guarantor further agrees that the Guarantied Obligations may be extended or renewed, in whole or in part, without notice or further assent from such Subsidiary Guarantor and that such Subsidiary Guarantor will remain bound under this Section 13 notwithstanding any extension or renewal of any Guarantied Obligation.

Each Subsidiary Guarantor waives presentation to, demand of, payment from and protest to the Company of any of the Guarantied Obligations and also waives notice of protest for nonpayment. Each Subsidiary Guarantor waives notice of any default under the Notes or the Guarantied Obligations. The obligations of each Subsidiary Guarantor hereunder shall not be affected by (a) the failure of any holder of a Note to assert any claim or demand or to enforce any right or remedy against the Company or any other Person under this Agreement, the Notes or any other agreement or otherwise; (b) any extension or renewal of any thereof; (c) any rescission, waiver, amendment or modification of any of the terms or provisions of this Agreement, the Notes or any other agreement; (d) the release of any security held by any holder of any Note for the Guarantied Obligations or any of them; (e) the failure of any holder of a Note to exercise any right or remedy against any other guarantor of the Guarantied Obligations; or (f) except as expressly set forth in Section 13.6 hereof, any change in the ownership of such Subsidiary Guarantor.

Each Subsidiary Guarantor further agrees that its Subsidiary Guaranty herein constitutes a guarantee of payment, performance and compliance when due (and not a guarantee of collection) and waives any right to require that any resort be had by any holder of a Note to any security held for payment of the Guarantied Obligations.

Each Subsidiary Guaranty is, to the extent and in the manner set forth in the Subordination Agreements, subordinated and subject in right of payment to the prior payment in full of the principal of and premium, if any, and interest on all Senior Indebtedness of the Subsidiary Guarantor giving such Subsidiary Guaranty and each Subsidiary Guaranty is made subject to such provisions of this Agreement.

Except as expressly set forth in Sections 13.2 and 13.6, the obligations of each Subsidiary Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guarantied Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Subsidiary Guarantor herein shall not be discharged or impaired or otherwise affected by the failure of any holder of a Note to assert any claim or demand or to enforce any remedy under this Agreement, the Notes or any other agreement, by any waiver or modification of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of such Subsidiary Guarantor or would otherwise operate as a discharge of such Subsidiary Guarantor as a matter of law or equity, except for the payment in full of the Guarantied Obligations.

Each Subsidiary Guarantor further agrees that its Subsidiary Guaranty herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of or interest on any Guarantied Obligation is rescinded or must otherwise be restored by any holder of a Note upon the bankruptcy or reorganization of the Company or otherwise.

Subject to the provisions of the Subordination Agreements, in furtherance of the foregoing and not in limitation of any other right which any holder of a Note has at law or in equity against any Subsidiary Guarantor by virtue hereof, upon the failure of the Company to pay the principal of or interest on any Guarantied Obligation when and as the same shall become due, whether at Stated Maturity, by acceleration, by redemption, by prepayment or otherwise, or to perform or comply with any other Guarantied Obligation, each Subsidiary Guarantor hereby promises to and shall, upon receipt of written demand by the Required Holders, forthwith pay, or cause to be paid, in cash, to the holders of the Notes an amount equal to the sum of (1) the unpaid amount of such Guarantied Obligations, (2) accrued and unpaid interest on such Guarantied Obligations (but only to the extent not prohibited by law) and (3) all other monetary Guarantied Obligations of the Company to the holders of the Notes.

Each Subsidiary Guarantor agrees that it shall not be entitled to any right of subrogation in respect of any Guarantied Obligations until payment in full of all Guarantied Obligations and all obligations to which the Guarantied Obligations are subordinated as provided in the Subordination Agreements. Each Subsidiary Guarantor further agrees that, as between it, on the one hand, and the holders of the Notes, on the other hand, (x) the maturity of the Guarantied Obligations may be accelerated as provided in Section 11 for the purposes of such Subsidiary Guarantor’s Subsidiary Guaranty herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guarantied Obligations, and (y) in the event of any declaration of acceleration of such Guarantied Obligations as provided in Section 11, such Guarantied Obligations (whether or not due and payable) shall forthwith become due and payable by such Subsidiary Guarantor for the purposes of this Section 13.1.

Each Subsidiary Guarantor also agrees to pay any and all costs and expenses (including reasonable attorneys’ fees and expenses) incurred by any holder of a Note in enforcing any rights under this Section.

13.2.       Limitation on Liability. Any term or provision of this Agreement to the contrary notwithstanding, the maximum aggregate amount of the Guarantied Obligations with respect to any Subsidiary Guarantor shall not exceed the maximum amount that can be hereby guaranteed without rendering this Agreement, as it relates to such Subsidiary Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

13.3.       Successors and Assigns. This Section 13 shall be binding upon each Subsidiary Guarantor and its successors and assigns and shall enure to the benefit of the successors and assigns of the holders of the Notes and, in the event of any transfer or assignment of rights by any holder of a Note, the rights and privileges conferred upon that party in this Agreement and in the Notes shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions of this Agreement.

13.4.       No Waiver. Neither a failure nor a delay on the part of any holder of a Note in exercising any right, power or privilege under this Section 13 shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. The rights, remedies and benefits of the holders of the Notes herein expressly specified are cumulative and not exclusive of any other rights, remedies or benefits which either may have under this Section 13 at law, in equity, by statute or otherwise.

13.5.       Modification. No modification, amendment or waiver of any provision of this Section 13, nor the consent to any departure by any Subsidiary Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Holders, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any Subsidiary Guarantor in any case shall entitle such Subsidiary Guarantor to any other or further notice or demand in the same, similar or other circumstances.

13.6.       Release of Subsidiary Guarantor. A Subsidiary Guarantor shall be released from its obligations under this Section 13 (other than any obligation that may have arisen under Section 13.7)

(a)           upon the sale (including any sale pursuant to any exercise of remedies by a holder of Indebtedness of the Company or of such Subsidiary Guarantor) or other disposition (including by way of consolidation or merger) of a Subsidiary Guarantor (other than a sale or disposition of T-Netix or Evercom);

(b)           upon the sale or disposition of all or substantially all the assets of such Subsidiary Guarantor (other than a sale or disposition of T-Netix or Evercom);

(c)           upon the designation of such Subsidiary Guarantor (other than T-Netix and Evercom) as an Unrestricted Subsidiary in accordance with the terms of this Agreement;

(d)           at such time as such Subsidiary Guarantor (other than T-Netix and Evercom) does not have any Indebtedness outstanding that would have required such Subsidiary Guarantor to enter into a Guaranty Agreement pursuant to Section 9.13 and the Company provides an Officers’ Certificate to the holders of the Notes certifying that no such Indebtedness is outstanding and that the Company elects to have such Subsidiary Guarantor released from this Section 13;

(e)	upon the full satisfaction of the Company’s obligations under this Agreement; or

(f)           if such Subsidiary Guarantor ceases to be a Subsidiary as a result of any foreclosure of any pledge or security interest securing the Credit Facility and/or the Senior Notes.

provided, however, that in the case of clauses (a) and (b) above, (i) such sale or other disposition is made to a Person other than the Company or a Subsidiary of the Company, (ii) such sale or disposition is otherwise permitted by this Agreement, and (iii) the Company provides an Officers’ Certificate to each holder of a Note to the effect that the Company shall comply with its obligations under Section 9.6.

At the request of the Company, each holder of a Note shall execute and deliver an appropriate instrument evidencing such release.

13.7.       Contribution. Each Subsidiary Guarantor that makes a payment under its Subsidiary Guaranty shall be entitled upon payment in full of all Guarantied Obligations to a contribution from each other Subsidiary Guarantor in an amount equal to such other Subsidiary Guarantor’s pro rata portion of such payment based on the respective net assets of all the Subsidiary Guarantors at the time of such payment determined in accordance with GAAP.

14.	GOVERNING LAW

14.1.       Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

15.	REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES.
15.1.	Registration of Notes.

The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.

15.2.	Transfer and Exchange of Notes.

Upon surrender of any Note at the principal executive office of the Company for registration of transfer or exchange (and in the case of a surrender for registration of transfer, duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of such Note or his attorney duly authorized in writing and accompanied by the address for notices of each transferee of such Note or part thereof), the Company shall execute and deliver, at the Company’s expense (except as provided below), one or more new Notes (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Exhibit 1. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than $1,000,000, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than $1,000,000. Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall make the representation and covenant set forth in Section 6.2. Any such transferee shall also execute a Supplement to the Subordination Agreements substantially in the form attached as Annex A to each Subordination Agreement.

15.3.	Replacement of Notes.

Upon receipt by the Company of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and

(a)           in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or another holder of a Note with a minimum net worth of at least $500,000,000, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or

(b)	in the case of mutilation, upon surrender and cancellation thereof,

the Company at its own expense shall execute and deliver, in lieu thereof, a new Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

16.	PAYMENTS ON NOTES.
16.1.	Principal and Interest Payments.

(a)           All principal on the Notes shall be due and payable on September 9, 2014, which is the final maturity date of the Notes.

(b)           The outstanding principal amount of the Notes shall bear interest until due at a fixed per annum rate of 17%. Accrued unpaid interest shall be due and payable in arrears on each Interest Payment Date and on the final maturity date. In the event that, on any Interest Payment Date, solely as a result of limitations imposed pursuant to the provisions of the documents evidencing the Senior Indebtedness or as a result of the provisions of the Subordination Agreements, the Company is unable to pay in cash the accrued unpaid interest that is then due and payable on the Notes, then such interest (herein referred to as “PIK Interest”) shall be payable in kind as provided in the next sentence. On each Interest Payment Date, any PIK Interest that is then unpaid and that has not been previously added to the principal amount of the Notes shall be added, on pro rata basis, to each Note, and amounts so added shall thereafter be deemed to be a part of the principal amount of each such Note. For the avoidance of doubt, with respect to any accrued unpaid interest on any Note that is added to such Note as PIK Interest in accordance with the preceding sentence, the Company shall not be deemed to have defaulted in the payment of such accrued unpaid interest.

(c)           If, on any Interest Payment Date, pursuant to the provisions of the documents evidencing the Senior Indebtedness and under the provisions of the Subordination Agreements, the Company has the ability to pay in cash all or any portion of the accrued unpaid interest on the Notes, then the Company shall pay such accrued unpaid interest in cash on such Interest Payment Date, and such accrued unpaid interest shall not be paid in kind.

(d)           All computations of fees and interest hereunder shall be made on the basis of a 360-day year and actual days elapsed.

(e)           If any amount payable by the Company or any Subsidiary Guarantor hereunder or under any Note is not paid when due (giving effect to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then such amount shall thereafter bear interest until paid at the Default Rate.

16.2.	Application of Payments.

All cash payments and prepayments with respect to the Notes shall be applied in the following order: first, to all amounts due to the holders of the Notes under the provisions of Section 17.1 hereof; second, to the amount of any and all accrued and unpaid interest and fees then due and payable hereunder or under the Notes; third, to the payment of the PIK Interest Portion of the Notes; fourth, to the payment of the Original Principal Portion of the Notes; and fifth, to any other indebtedness or other obligations of the Company owing to the holder of the Notes hereunder or under the Notes. The amount of, and payments with respect to, the Original Principal Interest Portion of the Notes, the PIK Interest Portion of the Notes, and accrued interest on the Notes shall, in each case, be evidenced by this Agreement, the Notes, Annex 1 to each Note, and notations made from time to time by the Designated Holder (acting on behalf of all of the holders of the Notes) in such Designated Holder’s books and records, including computer records. The Designated Holder shall record in its books and records, including computer records, the amount of, and payments with respect to, the Original Principal Portion of the Notes, the PIK Interest Portion of the Notes, and accrued interest on the Notes, and upon the request of any holder of a Note, the Designated Holder shall provide such information to such holder, who may then update such information on Annex 1 to such holder’s Notes from time to time. In any event, the books and records of the Designated Holder shall constitute presumptive evidence, absent manifest error, of the accuracy of the information contained therein. Failure by the Designated Holder or by any holder of a Note to make any such notation or record shall not affect the obligations of the Company with respect to any of the Notes.

16.3.	Place of Payment.

Subject to Section 16.4, payments of principal and interest becoming due and payable on the Notes shall be made to the holders of the Notes via wire transfer in accordance with the wire transfer instructions set forth on Annex A hereto or in accordance with such other wire transfer instructions as specified by each such holder to the Company in writing from time to time. The Company may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.

16.4.	Home Office Payment.

So long as you or your nominee shall be the holder of any Note, and notwithstanding anything contained in Section 16.3 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal and interest by the method and at the address specified for such purpose below your name in Annex A, or by such other method or at such other address as you shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, you shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 16.2. Prior to any sale or other disposition of any Note held by you or your nominee you will, at your election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to 15.2. The Company will afford the benefits of this Section 16.4 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by you under this Agreement and that has made the same agreement relating to such Note as you have made in this Section 16.4.

17.	EXPENSES, ETC.

17.1.	Transaction Expenses.

Whether or not the transactions contemplated hereby are consummated, the Company will pay all costs and expenses (including reasonable attorneys’ fees, which, in the case of any such fees incurred prior to the occurrence and continuance of an Event of Default, shall be the fees of a single special counsel representing the holders of the Notes) incurred by you in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement or the Notes (whether or not such amendment, waiver or consent becomes effective), including, without limitation: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement or the Notes or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement or the Notes, or by reason of being a holder of any Note, and (b) the costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes. The Company will pay, and will save you and each other holder of a Note harmless from, all claims in respect of any fees, costs or expenses if any, of brokers and finders (other than those retained by you) in connection with the issuance of the Notes. The Company will also pay, indemnify, and hold each holder of a Note and its respective directors, officers, employees and agents (each an “indemnified party”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including, without limitation, damages and expenses arising from claims under Environmental Laws) with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the Notes, and any such document executed or delivered in connection therewith or the use or the proposed use of proceeds thereof (all the foregoing, collectively, the “indemnified liabilities”); provided, that the Company shall not have any obligation hereunder to any indemnified party with respect to indemnified liabilities arising from the gross negligence or willful misconduct of any indemnified party.

17.2.	Survival.

The obligations of the Company under this Section 17 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement or the Notes, and the termination of this Agreement.

18.	SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.

All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Notes, the purchase or transfer by you of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of you or any other holder of a Note. Subject to the preceding sentence, this Agreement and the Notes embody the entire agreement and understanding between you and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

19.	AMENDMENT AND WAIVER.
19.1.	Requirements.

This Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), with (and only with) the written consent of the Company and the Required Holders, except that (a) no amendment or waiver of any of the provisions of Section 1, 2, 3, 4, 5, 6 or 12 hereof, or any defined term (as it is used therein), will be effective as to you unless consented to by you in writing, and (b) no such amendment or waiver may, without the written consent of the holder of each Note at the time outstanding affected thereby, (i) subject to the provisions of Section 11 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of interest on, the Notes, (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any such amendment or waiver, or (iii) amend any of Sections 8, 11, 19 or 22.

19.2.	Solicitation of Holders of Notes.

(a)           Solicitation. The Company will provide each holder of the Notes (irrespective of the amount of Notes then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 19 to each holder of outstanding Notes promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.

(b)           Payment. The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security, to any holder of Notes as consideration for or as an inducement to the entering into by any holder of Notes or any waiver or amendment of any of the terms and provisions hereof unless such remuneration is concurrently offered, or security is concurrently offered, on the same terms, ratably to each holder of Notes then outstanding.

19.3.	Binding Effect, etc.

Any amendment or waiver consented to as provided in this Section 19 applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Company without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and the holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note.

19.4.	Notes held by Company, etc.

Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement or the Notes, or have directed the taking of any action provided herein or in the Notes to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Company or any of its Affiliates shall be deemed not to be outstanding.

20.	NOTICES.

All notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:

(i)           if to you or your nominee, to you or it at the address specified for such communications in Annex A, or at such other address as you or it shall have specified to the Company in writing,

(ii)          if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing, or

(iii)         if to the Company, to the Company at its address set forth at the beginning hereof to the attention of Messrs. Brian Schwartz and Lewis Schoenwetter (with a copy to White & Case LLP, Wachovia Financial Center, 200 South Biscayne Boulevard, Miami, FL 33131-2352, Attn: Jorge L. Freeland), or at such other address as the Company shall have specified to the holder of each Note in writing.

Notices under this Section 20 will be deemed given only when actually received.

21.	REPRODUCTION OF DOCUMENTS.

This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by you at the Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to you, may be reproduced by you by any photographic, photostatic, microfilm, microcard, miniature photographic or other similar process and you may destroy any original document so reproduced. The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by you in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 21 shall not prohibit the Company or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

22.	CONFIDENTIAL INFORMATION.

For the purposes of this Section 22, “Confidential Information” means information delivered to you by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature, provided that such term does not include information that (a) was publicly known through no fault of yours or otherwise known to you prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by you or any person acting on your behalf, (c) otherwise becomes known to you other than through disclosure by the Company or any Subsidiary or (d) constitutes financial statements delivered to you under Section 7.1 that are otherwise publicly available. You will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by you in good faith to protect confidential information of third parties delivered to you, provided that you may deliver or disclose Confidential Information to (i) your directors, officers, employees, agents, attorneys and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by your Notes), (ii) your financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 22, (iii) any other holder of any Note, (iv) any Institutional Investor to which you sell or offer to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 22), (v) any Person from which you offer to purchase any security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 22), (vi) any federal or state regulatory authority having jurisdiction over you, (vii) the National Association of Insurance Commissioners or any similar organization, or any nationally recognized rating agency that requires access to information about your investment portfolio or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to you, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which you are a party or (z) if an Event of Default has occurred and is continuing, to the extent you may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under your Notes and this Agreement. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 22 as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying the provisions of this Section 22.

23.	MISCELLANEOUS.
23.1.	Successors and Assigns.

All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not.

23.2.	Payments Due on Non-Business Days.

Anything in this Agreement or the Notes to the contrary notwithstanding, any payment of principal of or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day.

23.3.	Severability.

Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

23.4.	Construction.

Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

23.5.	Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

23.6.	CONSENT TO JURISDICTION.

EACH PARTY HERETO HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE BOROUGH OF MANHATTAN STATE OF NEW YORK AND IRREVOCABLY AGREES THAT, UNLESS WAIVED BY THE OTHER PARTIES HERETO IN WRITING, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE NOTES, INCLUDING ALL CLAIMS AND ACTIONS AGAINST ANY HOLDER OF THE NOTES, SHALL BE LITIGATED IN SUCH COURTS. EACH PARTY HERETO ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NON-EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT AND THE NOTES.

23.7.	WAIVER OF JURY TRIAL.

EACH PARTY HERETO HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT AND THE NOTES. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT SUCH PARTY HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THE NOTES AND THAT SUCH PARTY WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

23.8.	SUBORDINATION.

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS EVIDENCED HEREBY ARE SUBORDINATE IN THE MANNER AND TO THE EXTENT SET FORTH IN THAT CERTAIN SUBORDINATION AND INTERCREDITOR AGREEMENT (THE “CREDIT FACILITY SUBORDINATION AGREEMENT”) DATED AS OF SEPTEMBER 9, 2004, AMONG THE INITIAL HOLDERS OF THE NOTES, THE COMPANY, THE SUBSIDIARIES OF COMPANY PARTY THERETO, THE OTHER SUBORDINATED CREDITORS PARTY THERETO AND ING CAPITAL LLC (“AGENT”), TO THE INDEBTEDNESS (INCLUDING INTEREST) AND OTHER OBLIGATIONS OWED BY COMPANY AND SUCH SUBSIDIARIES PURSUANT TO THAT CERTAIN CREDIT AGREEMENT DATED AS OF SEPTEMBER 9, 2004, AMONG COMPANY, THE SUBSIDIARIES OF COMPANY PARTY THERETO, AGENT AND THE LENDERS FROM TIME TO TIME PARTY THERETO, AS SUCH CREDIT AGREEMENT HAS BEEN AND HEREAFTER MAY BE AMENDED, RESTATED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME AND TO INDEBTEDNESS REFINANCING THE INDEBTEDNESS UNDER THAT AGREEMENT AS CONTEMPLATED BY THE CREDIT FACILITY SUBORDINATION AGREEMENT; AND EACH HOLDER OF A NOTE, BY BECOMING A PARTY TO THIS AGREEMENT, IRREVOCABLY AGREES TO BE BOUND BY THE PROVISIONS OF THE CREDIT FACILITY SUBORDINATION AGREEMENT. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS EVIDENCED HEREBY ARE ALSO SUBORDINATE IN THE MANNER AND TO

THE EXTENT SET FORTH IN THAT CERTAIN SUBORDINATION AND INTERCREDITOR AGREEMENT (THE “SENIOR NOTES SUBORDINATION AGREEMENT”) DATED AS OF SEPTEMBER 9, 2004, AMONG THE INITIAL HOLDERS OF THE NOTES, THE COMPANY, THE SUBSIDIARIES OF COMPANY PARTY THERETO, THE OTHER SUBORDINATED CREDITORS PARTY THERETO AND THE BANK OF NEW YORK TRUST COMPANY, N.A., AS TRUSTEE (THE “TRUSTEE”), TO THE INDEBTEDNESS (INCLUDING INTEREST) AND OTHER OBLIGATIONS OWED BY COMPANY AND SUCH SUBSIDIARIES PURSUANT TO THAT CERTAIN INDENTURE DATED AS OF SEPTEMBER 9, 2004 (THE “INDENTURE”), AMONG COMPANY, THE SUBSIDIARIES OF COMPANY PARTY THERETO, AND THE TRUSTEE AND PURSUANT TO THE SECURITIES (AS SUCH TERM IS DEFINED IN THE INDENTURE, HEREIN REFERRED TO THE “SECURITIES”) ISSUED PURSUANT THERETO, AS SUCH INDENTURE AND SUCH SECURITIES HAVE BEEN AND HEREAFTER MAY BE AMENDED, RESTATED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME AND TO INDEBTEDNESS REFINANCING THE INDEBTEDNESS UNDER THE INDENTURE AND THE SECURITIES AS CONTEMPLATED BY THE SENIOR NOTES SUBORDINATION AGREEMENT; AND EACH HOLDER OF A NOTE, BY BECOMING A PARTY TO THIS AGREEMENT, IRREVOCABLY AGREES TO BE BOUND BY THE PROVISIONS OF THE SENIOR NOTES SUBORDINATION AGREEMENT.

* * * * *

If you are in agreement with the foregoing, please sign the form of agreement on the accompanying counterpart of this Note Purchase Agreement and return it to the Company, whereupon the foregoing shall become a binding agreement between you and the Company.

Very truly yours,

SECURUS TECHNOLOGIES, INC., a Delaware corporation

By: __________________________

Its: __________________________

THE UNDERSIGNED ARE SIGNING THIS

NOTE PURCHASE AGREEMENT AS

SUBSIDIARY GUARANTORS:

T-NETIX, INC., a Delaware corporation

By: __________________________

Its: __________________________

TELEQUIP LABS, INC., a Nevada corporation

By: __________________________

Its: __________________________

T-NETIX TELECOMMUNICATIONS SERVICES, INC., a Texas corporation

By: __________________________

Its: __________________________

SPEAKEZ, INC., a Colorado corporation

By: __________________________

Its: __________________________

T-NETIX MONITORING CORPORATION,

a Colorado corporation

By: __________________________

Its: __________________________

EVERCOM HOLDINGS, INC., a Delaware corporation

By: __________________________

Its: __________________________

EVERCOM, INC., a Delaware corporation

By: __________________________

Its: __________________________

EVERCOM SYSTEMS, INC., a Delaware corporation

By: __________________________

Its: __________________________

FORTUNELINX, INC., a Delaware corporation

By: __________________________

Its: __________________________

EVERCONNECT, INC., a Delaware corporation

By: __________________________

Its: __________________________

The foregoing is hereby

agreed to as of the

date thereof.

LAMINAR DIRECT CAPITAL, L.P., a Delaware limited partnership

By: __________________________________

Printed Name: _________________________

Title: Authorized Signatory

INFORMATION RELATING TO PURCHASERS

Principal Amount of

Name and Address of Purchaser	Notes to be Purchased

Laminar Direct Capital, L.P.	$40,000,000.00

(1)	All payments by wire transfer

of immediately available funds to:

HSBC Bank USA

ABA #021001088

Credit: Laminar Direct Capital, L.P.

A/C #639-72259-8

with sufficient information

to identify the source and

application of such funds.

(2)	All notices of payments and
written confirmations of such
wire transfers:

Laminar Direct Capital, L.P.
10000 Memorial Drive, Suite 500
Houston, Texas 77005
Attn: Josh Davis;

with a copy to

D. E. Shaw & Co., L.P.

39th Floor, Tower 45

120 West Forty-Fifth Street

New York, NY 10036

Attn: General Counsel

(3)	All other communications:

Same addresses as are set forth in item (2) above

DEFINED TERMS

As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

“Additional Assets” means (1) any property, plant or equipment used in a Related Business; (2) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; or (3) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary; provided, however, that any such Restricted Subsidiary described in clause (2) or (3) above is primarily engaged in a Related Business.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. For purposes of Sections 9.4, 9.6 and 9.7 only, “Affiliate” shall also mean any beneficial owner of Capital Stock representing 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Company or of rights or warrants to purchase such Capital Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

“Affiliate Transaction” is defined in Section 9.7.

“Agreement” means this Note Purchase Agreement as the same may be amended, supplemented or otherwise modified from time to time.

“Asset Disposition” means any sale, lease, transfer, conveyance or other disposition (or series of related sales, leases, transfers, conveyances or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a “disposition”) of

(1) any shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary);

(2) all or substantially all the assets of any division or line of business of the Company or any Restricted Subsidiary; or

(3) any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary

(other than, in the case of clauses (1), (2) and (3) above, (A) a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary, (B) for purposes of Section 9.6 only, (i) a disposition that constitutes a Restricted Payment (or would constitute a Restricted Payment but for the exclusions from the definition thereof) and that is not prohibited by Section 9.4 and (ii) a disposition of all or substantially all the assets of the Company in accordance with Section 9.15, (C) a disposition of assets with a fair market value of less than $1,000,000, (D) a disposition of cash or Temporary Cash Investments, (E) the creation of a Lien (but not the sale or other disposition of the property subject to such Lien)), and (F) the licensing of intellectual property to third persons on terms consistent with market practice (as determined by the Board of Directors in good faith).

“Attributable Debt” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at an interest rate of 11%, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended); provided, however, that if such Sale/Leaseback Transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation”.

“Average Life” means, as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing (1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of or redemption or similar payment with respect to such Indebtedness multiplied by the amount of such payment by (2) the sum of all such payments.

“Board of Directors” means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of such Board.

“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized to be closed.

“Capital Lease Obligation” means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. For purposes of Section 9.11, a Capital Lease Obligation shall be deemed to be secured by a Lien on the property being leased.

“Capital Stock” of any Person means any and all shares, interests (including partnership interests), rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Closing” is defined in Section 3.

“Closing Date” means the date on which the Closing occurs.

“Change of Control” means the occurrence of any of the following events:

(1) prior to the first public offering of common stock of the Company, the Permitted Holders cease to be the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of at least 40% in the aggregate of the total voting power of the Voting Stock of the Company, whether as a result of issuance of securities of the Company, any merger, consolidation, liquidation or dissolution of the Company, or any direct or indirect transfer of securities (for purposes of this clause (1) and clause (2) below, the Permitted Holders shall be deemed to beneficially own any Voting Stock of a Person (the “specified person”) held by any other Person (the “parent entity”) so long as the Permitted Holders beneficially own (as so defined), directly or indirectly, in the aggregate a majority of the voting power of the Voting Stock of the parent entity);

(2) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in clause (1) above, except that for purposes of this clause (2) such person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company (for the purposes of this clause (2), such other person shall be deemed to beneficially own any Voting Stock of a specified person held by a parent entity, if such other person is the beneficial owner (as defined in this clause (2)), directly or indirectly, of more than 50% of the voting power of the Voting Stock of such parent entity);

(3) individuals who on the Closing Date constituted the Board of Directors (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Company was approved by a vote of 66?% of the directors of the Company then still in office who were either directors on the Closing Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office, provided, however, that any individual appointed by H.I.G. to replace any existing H.I.G. Director shall be deemed to have been a member of the Board of Directors on the Closing Date;

(4) the adoption of a plan relating to the liquidation or dissolution of the Company;

(5) the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale of all or substantially all the assets of the Company (determined on a consolidated basis) to another Person other than (A) a transaction in which the survivor or transferee is a Person that is controlled by the Permitted Holders or (B) a transaction following which (i) in the case of a merger or consolidation transaction, holders of securities that represented at least a majority of the Voting Stock of the Company immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction and (ii) in the case of a sale of assets transaction, each transferee becomes an obligor in respect of the Notes and a Subsidiary of the transferor of such assets; or

(6) the Company ceases to be the beneficial owner (as defined in clause (1) above), directly or indirectly, of 100% of the Voting Stock of each of T-Netix and Evercom, or, following a merger of T-Netix and Evercom, such surviving entity.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Company” is defined in the initial paragraph of this Agreement.

“Confidential Information” is defined in Section 22.

“Consolidated Cash Flow” shall mean, for any period, Consolidated Net Income for such period plus, to the extent deducted in computing Consolidated Net Income:

(1) an amount equal to any extraordinary or non-recurring loss in such period plus any net loss realized in such period in connection with an Asset Disposition;

(2) provision for taxes based on income or profits of the Company and the Restricted Subsidiaries for such period;

(3) Consolidated Interest Expense for such period; and

(4) depreciation, amortization (including amortization of goodwill, purchase accounting adjustments and other intangibles) and all other non-cash charges (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of the Company and the Restricted Subsidiaries for such period.

Notwithstanding the foregoing, the provision for taxes based on the income or profits of, the Fixed Charges of, and the depreciation and amortization and other non-cash charges of, a Restricted Subsidiary shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent (and in the same proportion) that Net Income of such Restricted Subsidiary was included in calculating the Consolidated Net Income.

“Consolidated Interest Expense” shall mean, for any period, the sum of, without duplication:

(1) the interest expense of the Company and the Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP (including amortization of original issue discount, non-cash interest expense, the interest component of all payments associated with commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net payments, if any, pursuant to Currency Agreements and Interest Rate Agreements; provided that in no event shall any amortization of deferred financing costs be included in Consolidated Interest Expense); and

(2) the consolidated capitalized interest of the Company and the Restricted Subsidiaries for such period, whether paid or accrued.

Notwithstanding the foregoing, the Consolidated Interest Expense with respect to any Restricted Subsidiary that is not a Wholly Owned Restricted Subsidiary shall be included only to the extent (and in the same proportion) that the Net Income of such Restricted Subsidiary was included in calculating Consolidated Net Income.

“Consolidated Net Income” shall mean, for any period, the aggregate of the Net Income of the Company and the Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that (1) the Net Income (or loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Restricted Subsidiary thereof, (2) the Net Income (or loss) of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income (or loss) is not, at the date of determination, permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary, (3) the cumulative effect of a change in accounting principles shall be excluded and (4) all severance charges and transaction expenses directly attributable to, and incurred within 24 months from the date of, the Transactions, shall be excluded.

“Consulting Services Agreement” means the Amended and Restated Consulting Services Agreement, dated as of September 9, 2004, between the Company and H.I.G.

“Credit Facility” means the credit facility evidenced by the credit agreement to be entered into by and among the Company, as borrower, T-Netix, Evercom and the other Subsidiary Guarantors, as guarantors, the lenders referred to therein and ING Capital LLC, as Administrative Agent, together with the related documents thereto (including the revolving loans thereunder, any guarantees and security documents), as amended, extended, renewed, restated, supplemented, otherwise modified or replaced (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any agreement (and related document) governing Indebtedness Incurred to Refinance, in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under such credit agreement or a successor credit agreement.

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement with respect to currency values.

“Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

“Default Rate” means a fixed rate of interest equal to 19% per year, but in no event to exceed the maximum rate of interest permitted from time to time under applicable law.

“Designated Holder” means Laminar Direct Capital, L.P., or any subsequent holder of a Note appointed by the Required Holders from time to time.

“Disqualified Stock” means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event:

(1) matures or is mandatorily redeemable (other than redeemable only for Capital Stock of such Person which is not itself Disqualified Stock) pursuant to a sinking fund obligation or otherwise;

(2) is convertible or exchangeable at the option of the holder for Indebtedness or Disqualified Stock; or

(3) is mandatorily redeemable or must be purchased upon the occurrence of certain events or otherwise, in whole or in part,

in each case on or prior to the first anniversary of the Stated Maturity of the Senior Notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to the first anniversary of the Stated Maturity of the Senior Notes shall not constitute Disqualified Stock if (A) the “asset sale” or “change of control” provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the terms applicable to the holders of the Notes in Section 8.1 (as such Section relates to the prepayment of the Notes upon the occurrence of a Change of Control) and Section 9.6 and (B) any such requirement only becomes operative after compliance with such terms applicable to the Notes, including the prepayment of any Notes required pursuant to the provisions thereof.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under section 414 (b) or (c) of the Code.

“Event of Default” is defined in Section 10.

“Evercom” means Evercom Holdings, Inc., a Delaware corporation, and its successors.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Financial Statements” is defined in Section 5.17.

“Fixed Charge Coverage Ratio” shall mean, for any period, the ratio of Consolidated Cash Flow for such period (exclusive of amounts attributable to discontinued operations, as determined in accordance with GAAP, or operations and businesses disposed of prior to the Calculation Date (as defined below in this definition)) to Fixed Charges for such period (exclusive of amounts attributable to discontinued operations, as determined in accordance with GAAP, or operations and businesses disposed of prior to the Calculation Date). In the event that any of the Company or any Restricted Subsidiary Incurs, assumes, Guarantees or redeems any Indebtedness (other than revolving credit borrowings) or issues or redeems Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such Incurrence, assumption, Guarantee or redemption of Indebtedness, or such issuance or redemption of Preferred Stock, as if the same had occurred at the beginning of the applicable period. In addition, for purposes of making the computation referred to above, acquisitions or investments in cash or cash equivalents using the proceeds from the disposition of such operations and businesses that have been made by the Company or any of its Restricted Subsidiaries, including all mergers or consolidations and any related financing transactions, during the period or subsequent to such period and on or prior to the Calculation Date shall be calculated to include the Consolidated Cash Flow of the acquired entities, and interest from such investments in cash or cash equivalents on a pro forma basis after giving effect to cost savings resulting from employee terminations, facilities consolidations and closings, standardization of employee benefits and compensation practices, consolidation of property, casualty and other insurance coverage and policies, standardization of sales and distribution methods, reductions in taxes other than income taxes and other cost savings reasonably expected to be realized from such acquisition, as determined in good faith by an officer of the Company (regardless of whether such cost savings could then be reflected in pro forma financial statements under GAAP, Regulation S-X promulgated by the SEC or any other regulation or policy of the SEC) and without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income, and shall be deemed to have occurred on the first day of the period for which Consolidated Cash Flow shall be calculated. For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting officer of the Company.

“Fixed Charges” shall mean, for any period, the sum, without duplication, of (1) Consolidated Interest Expense for such period, (2) interest expense on Indebtedness of another Person that is Guaranteed by, or secured by a lien on the assets of the Company or any Restricted Subsidiary and (3) all tax-effected dividend payments on any series of Preferred Stock of the Company or any Restricted Subsidiary (other than dividends payable solely in Capital Stock that is not Disqualified Stock), in each case, on a consolidated basis and in accordance with GAAP.

“Foreign Subsidiary” means any Restricted Subsidiary of the Company that is not organized under the laws of the United States of America or any State thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the Closing Date, including those set forth in

(1) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants;

(2) statements and pronouncements of the Financial Accounting Standards Board;

(3) such other statements by such other entity as approved by a significant segment of the accounting profession; and

(4) the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

All ratios and computations based on GAAP contained in this Agreement shall be computed in conformity with GAAP.

“Governmental Authority” means

(a)	the government of

(i)            the United States of America or any State or other political subdivision thereof, or

(ii)          any jurisdiction in which the Company or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any Subsidiary, or

(b)           any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person

(1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

(2) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit and trade payables in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning. The term “Guarantor” shall mean any Person Guaranteeing any obligation.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

“H.I.G.” means H.I.G. Capital, LLC, together with its Affiliates.

“H.I.G. Directors” means Sami Mnaymneh, Tony Tamer, Brian Schwartz, Douglas Berman and Lewis Schoenwetter.

“holder” means, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 15.1.

“Incur” means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Restricted Subsidiary. The term “Incurrence” when used as a noun shall have a correlative meaning. Solely for purposes of determining compliance with Section 9.3:

(1) amortization of debt discount or the accretion of principal with respect to a non-interest bearing or other discount security or any warrant;

(2) the payment of regularly scheduled interest in the form of additional Indebtedness of the same instrument or the payment of regularly scheduled dividends on Capital Stock in the form of additional Capital Stock of the same class and with the same terms; and

(3) the obligation to pay a premium in respect of Indebtedness arising in connection with the issuance of a notice of redemption or the making of a mandatory offer to purchase such Indebtedness,

will not be deemed to be the Incurrence of Indebtedness.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1) the principal in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, including, in each case, any premium on such indebtedness to the extent such premium has become due and payable;

(2) all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale/Leaseback Transactions entered into by such Person;

(3) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding any accounts payable or other liability to trade creditors arising in the ordinary course of business);

(4) all obligations of such Person for the reimbursement of any obligor on any letter of credit, bankers’ acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (1) through (3) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following payment on the letter of credit);

(5) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock of such Person or, with respect to any Preferred Stock of any Subsidiary of such Person, the principal amount of such Preferred Stock to be determined in accordance with this Agreement (but excluding, in each case, any accrued dividends);

(6) all obligations of the type referred to in clauses (1) through (5) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

(7) all obligations of the type referred to in clauses (1) through (6) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the fair market value of such property or assets and the amount of the obligation so secured; and

(8) to the extent not otherwise included in this definition, Hedging Obligations of such Person.

Notwithstanding the foregoing, in connection with the purchase by the Company or any Restricted Subsidiary of any business or Person, the term “Indebtedness” will exclude post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 30 days thereafter.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all obligations as described above; provided, however, that in the case of Indebtedness sold at a discount, the amount of such Indebtedness at any time will be the accreted value thereof at such time.

“Independent Qualified Party” means an investment banking firm, accounting firm or appraisal firm of national standing; provided, however, that such firm is not an Affiliate of the Company.

“Institutional Investor” means (a) any original purchaser of a Note, (b) any holder of a Note holding more than 5% of the aggregate principal amount of the Notes then outstanding, and (c) any bank,

trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form.

"Interest Payment Date" means the last Business Day of each March, June, September and December commencing on December 31, 2004.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement with respect to exposure to interest rates.

“Investment” in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extensions of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. If the Company or any Restricted Subsidiary issues, sells or otherwise disposes of any Capital Stock of a Person that is a Restricted Subsidiary such that, after giving effect thereto, such Person is no longer a Restricted Subsidiary, any Investment by the Company or any Restricted Subsidiary in such Person remaining after giving effect thereto will be deemed to be a new Investment at such time. The acquisition by the Company or any Restricted Subsidiary of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Company or such Restricted Subsidiary in such third Person at such time. Except as otherwise provided for herein, the amount of an Investment shall be its fair market value at the time the Investment is made and without giving effect to subsequent changes in value.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or equivalent) by Moody’s and BBB- (or the equivalent) by Standard and Poor’s.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Material” means material in relation to the business, operations, financial condition, assets, or properties of the Company and its Subsidiaries taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole, or (b) the ability of the Company to perform its obligations under this Agreement and the Notes, or (c) the validity or enforceability of this Agreement or the Notes.

“Merger” means the transactions contemplated by the Merger Agreement pursuant to which Evercom will become a Wholly Owned Subsidiary of the Company.

“Merger Agreement” means that certain Merger Agreement dated as of July 10, 2004, entered into by and among the Company, Evercom, New Mustang Acquisition, Inc., and the indemnification representative named therein.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Multiemployer Plan” means any Plan that is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA).

“Net Available Cash” from an Asset Disposition means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other non-cash form), in each case net of

(1) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Disposition;

(2) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition;

(3) all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Disposition;

(4) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition; and

(5) any portion of the purchase price from an Asset Disposition placed in escrow, whether as a reserve for adjustment of the purchase price, for satisfaction of indemnities in respect of such Asset Disposition or otherwise in connection with that Asset Disposition; provided, however, that upon the termination of that escrow, Net Available Cash will be increased by any portion of funds in the escrow that are released to the Company or any Restricted Subsidiary.

“Net Cash Proceeds”, with respect to any issuance or sale of Capital Stock or Indebtedness, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Net Income” shall mean, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however,

(1) any gain (or loss), together with any related provision for taxes on such gain (or loss), realized in connection with:

(a) any Asset Disposition (including dispositions pursuant to sale and leaseback transactions); or

(b) the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(2) any extraordinary or nonrecurring gain (or loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (or loss).

“Notes” is defined in Section 1.

“Obligations” means, with respect to any Indebtedness, all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, and other amounts payable pursuant to the documentation governing such Indebtedness.

“Offering Circular” means the final offering circular dated as of August 18, 2004 and used in connection with the offering of the Initial Securities (as such term is defined in the Senior Indenture) issued on the Issue Date (as such term is defined in the Senior Indenture).

“Officer” means the Chairman of the Board, the President, any Vice President, the Treasurer or the Secretary of the Company.

“Officers’ Certificate” means a certificate signed by two Officers.

“Opinion of Counsel” means a written opinion from legal counsel. The counsel may be an employee of or counsel to the Company.

“Original Principal Portion” means, as to any Note, at any time, the principal amount of such Note that was outstanding on the Closing Date, less any payments or prepayments that are applied to such Original Principal Portion under the provisions of Section 16.2. In the case of any new Note that is issued after the Closing Date pursuant to the provisions Section 15 hereof to replace an existing Note, the “Original Principal Portion” of such new Note shall be determined based upon the Original Principal Portion that is outstanding under the existing Note on the date on which the new Note is issued.

“Other Purchasers” is defined in Section 2.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

“Permitted Holders” means H.I.G., Richard E. Cree and Richard Falcone and (1) entities controlled by Richard E. Cree or Richard Falcone, (2) charitable foundations established by Richard E. Cree or Richard Falcone, (3) trusts for the benefit of Richard E. Cree or Richard Falcone and/or their respective family members and (4) the estate and heirs of Richard E. Cree or Richard Falcone. Except for a Permitted Holder specifically identified by name, in determining whether Voting Stock is owned by a Permitted Holder, only Voting Stock acquired by a Permitted Holder in its described capacity will be treated as “beneficially owned” by such Permitted Holder.

“Permitted Investment” means an Investment by the Company or any Restricted Subsidiary in

(1) the Company, a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is a Related Business;

(2) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary; provided, however, that such Person’s primary business is a Related Business;

(3) cash and Temporary Cash Investments;

(4) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(5) loans or advances to employees made in the ordinary course of business consistent with past practices of the Company or such Restricted Subsidiary;

(6) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments;

(7) any Person to the extent such Investment represents the non-cash portion of the consideration received for (i) an Asset Disposition as permitted pursuant to Section 9.6 or (ii) a disposition of assets not constituting an Asset Disposition;

(8) any Person where such Investment was acquired by the Company or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (b) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(9) any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, letters of credit, performance and other similar deposits bonds made in the ordinary course of business by the Company or any Restricted Subsidiary;

(10) any Person to the extent such Investments consist of Hedging Obligations otherwise permitted under Section 9.3;

(11) any Person to the extent such Investment exists on the Closing Date, and any extension, modification or renewal of any such Investments existing on the Closing Date, but only to the extent not involving additional advances, contributions or other Investments of cash or other assets or other increases thereof (other than as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case, pursuant to the terms of such Investment as in effect on the Closing Date); and

(12) Persons to the extent such Investments, when taken together with all other Investments made pursuant to this clause (12) and outstanding on the date such Investment is made, do not exceed $10.0 million.

“Permitted Liens” means, with respect to any Person,

(1) pledges or deposits by such Person under workers’ compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(2) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review and Liens arising solely by virtue of any statutory or common law provision relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided, however, that (A) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the Federal Reserve Board and (B) such deposit account is not intended by the Company or any Restricted Subsidiary to provide collateral to the depository institution;

(3) Liens for property taxes not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings;

(4) Liens in favor of issuers of surety bonds or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness;

(5) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6) Liens securing Indebtedness (including Capital Lease Obligations), in an amount at any time outstanding not to exceed $10.0 million, Incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property, plant or equipment of such Person; provided, however, that the Lien may not extend to any other property owned by such Person or any of its Restricted Subsidiaries at the time the Lien is Incurred (other than assets and property affixed or appurtenant thereto), and the Indebtedness (other than any interest thereon) secured by the Lien may not be Incurred more than 180 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien;

(7) Liens to secure Indebtedness permitted under (A) Section 9.3(b)(i) and (B) Section 9.3(b)(x);

(8) Liens existing on the Closing Date;

(9) Liens on property or shares of Capital Stock of another Person at the time such other Person becomes a Subsidiary of such Person; provided, however, that the Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries (other than assets and property affixed or appurtenant thereto);

(10) Liens on property at the time such Person or any of its Subsidiaries acquires the property, including any acquisition by means of a merger or consolidation with or into such Person or a Subsidiary of such Person; provided, however, that the Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries (other than assets and property affixed or appurtenant thereto);

(11) Liens securing Indebtedness or other obligations of a Subsidiary of such Person owing to such Person or a Subsidiary Guarantor of such Person;

(12) Liens securing Hedging Obligations so long as such Hedging Obligations are permitted to be Incurred under this Agreement;

(13) Liens in favor of the Company;

(14) Liens to secure Indebtedness permitted under Section 9.3(b)(iii);

(15) Liens to secure any Refinancing (or successive Refinancings) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clause (6), (7), (8), (9), (10) or (14); provided, however, that (A) such new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to such property or proceeds or distributions thereof) and (B) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clause (6), (7), (8), (9), (10) or (14) at the time the original Lien became a Permitted Lien and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement; and

(16) in addition to items (1) through (15) above, Liens securing Indebtedness that, at any time, does not exceed $10,000,000 in the aggregate.

Notwithstanding the foregoing, “Permitted Liens” will not include any Lien described in clause (6), (9), (10) or (13) above to the extent such Lien applies to any Additional Assets acquired directly or indirectly from Net Available Cash pursuant to Section 9.6. For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on such Indebtedness.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, or a government or agency or political subdivision thereof.

“PIK Interest” is defined in Section 16.1.

“PIK Interest Portion” means, as to any Note, at any time, the aggregate amount of PIK Interest added to such Note from time to time in accordance with the provisions of Section 16.1 hereof, less any payments or prepayments that are applied to such PIK Interest Portion under the provisions of Section 16.2. In the case of any new Note that is issued after the Closing Date pursuant to the provisions of Section 15 hereof to replace an existing Note, the “PIK Interest Portion” of such new Note shall be determined based upon the PIK Interest Portion that is outstanding under the existing Note on the date on which the new Note is issued.

“Plan” means an “employee benefit plan” (as defined in section 3(3) of ERISA) that is subject to Title IV of ERISA and that is established or maintained, or to which contributions are made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.

“Preferred Stock”, as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“Prepayment Event” is defined in Section 8.1.

“Professional Services Agreement” means the Amended and Restated Professional Services Agreement dated September 9, 2004, between the Company and H.I.G. (as amended, modified or supplemented from time to time).

“property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

“QPAM Exemption” means Prohibited Transaction Class Exemption 84-14 issued by the United States Department of Labor.

“Rating Agencies” means S&P and Moody’s.

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, purchase, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means Indebtedness that Refinances any Indebtedness of the Company or any Restricted Subsidiary existing on the Closing Date or Incurred in compliance with this Agreement, including Indebtedness that Refinances Refinancing Indebtedness; provided, however, that:

(1) such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced;

(2) such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced;

(3) such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding (plus fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced; and

(4) if the Indebtedness being Refinanced is subordinated in right of payment to the Notes, such Refinancing Indebtedness is subordinated in right of payment to the Notes at least to the same extent as the Indebtedness being Refinanced;

provided further, however, that Refinancing Indebtedness shall not include (A) Indebtedness of a Subsidiary that Refinances Indebtedness of the Company or (B) Indebtedness of the Company or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

“Related Business” means any business in which the Company or any of the Restricted Subsidiaries was engaged on the Closing Date and any business related, ancillary or complementary to such business.

“Required Holders” means any holder or holders of more than 50.1% of the principal amount of the Notes at from time to time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates).

“Restricted Payment” with respect to any Person means

(1) the declaration or payment of any dividends or any other distributions of any sort in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving such Person) or similar payment to the direct or indirect holders of its Capital Stock (other than (A) dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock), (B) dividends or distributions payable solely to the Company or a Restricted Subsidiary and (C) pro rata dividends or other distributions made by a Subsidiary that is not a Wholly Owned Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation));

(2) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Capital Stock of the Company held by any Person (other than by a Restricted Subsidiary) or of any Capital Stock of a Restricted Subsidiary held by any Affiliate of the Company (other than by a Restricted Subsidiary), including in connection with any merger or consolidation and including the exercise of any option to exchange any Capital Stock (other than into Capital Stock of the Company that is not Disqualified Stock);

(3) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations of the Company or any Subsidiary Guarantor (other than (A) from the Company or a Restricted Subsidiary or (B) the purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase, redemption, defeasance or other acquisition or retirement); or

(4) the making of any Investment (other than a Permitted Investment) in any Person.

“Responsible Officer” means any Senior Financial Officer and any other officer of the Company with responsibility for the administration of the relevant portion of this agreement.

“Restricted Subsidiary” means any Subsidiary of the Company that is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, and any successor to its rating agency business.

“Sale/Leaseback Transaction” means an arrangement relating to property owned by the Company or a Restricted Subsidiary on the Closing Date or thereafter acquired by the Company or a Restricted Subsidiary whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Restricted Subsidiary leases it from such Person.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“SEC” means the U.S. Securities and Exchange Commission.

“Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer or comptroller of the Company.

“Senior Indebtedness” means, with respect to any Person:

(1) Indebtedness of such Person, whether outstanding on the Closing Date or thereafter Incurred; and

(2) all other Obligations of such Person (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Person whether or not post-filing interest is allowed in such proceeding) in respect of Indebtedness described in clause (1) above, unless, in the case of clauses (1) and (2), in the instrument creating or evidencing the same or pursuant to which the same is outstanding it is provided that such Indebtedness or other Obligations not superior in right of payment to the Notes or the Subsidiary Guaranty of such Person, as the case may be; provided, however, that Senior Indebtedness shall not include:

(A) any obligation of such Person to the Company or any Subsidiary;

(B) any liability for Federal, state, local or other taxes owed or owing by such Person;

(C) any accounts payable or other liability to trade creditors arising in the ordinary course of business;

(D) any Indebtedness or other Obligation of such Person which is subordinate or junior in any respect to any other Indebtedness or other Obligation of such Person; or

(E) that portion of any Indebtedness which at the time of Incurrence is Incurred in violation of this Agreement.

“Senior Indenture” means that certain Indenture dated as of September 9, 2004 entered into by and among the Company, the subsidiary guarantors named therein, and The Bank of New York, as Trustee.

“Senior Notes” means the Company’s 11% Second-Priority Senior Notes due 2011, issued pursuant to the provisions of the Senior Indenture.

“Senior Subordinated Indebtedness” means the obligations of the Company under the Notes and the obligations of the Subsidiary Guarantors under the Subsidiary Guarantees and any other Indebtedness of the Company or of any Subsidiary Guarantor (as the case may be) that specifically provides that such Indebtedness is to rank equally in right of payment with the obligations of the Company under the Notes or the obligations of the Subsidiary Guarantors under the Subsidiary Guarantees (as the case may be) and that is not expressly subordinated by its terms in right of payment to any Indebtedness or other obligation of the Company or the Subsidiary Guarantors (as the case may be) which is not Senior Indebtedness.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

“Stockholders’ Agreement” means the Stockholders’ Agreement to be entered into in connection with the Transactions among the Company, H.I.G.-TNetix, Inc., a company organized under the laws of the Cayman Islands, American Capital Strategies, Ltd., a Delaware corporation, and the other stockholders of the Company named therein.

“Subordinated Obligation” means, with respect to a Person, any Indebtedness of the Company such Person (whether outstanding on the Closing Date or thereafter Incurred) which is subordinate or junior in right of payment to the Notes or a Subsidiary Guaranty of such Person, as the case may be, pursuant to a written agreement to that effect.

“Subordination Agreements” means, collectively, (a) that certain Subordination and Intercreditor Agreement dated as of September 9, 2004 executed by and among the initial holders of the Notes, the Company, the Subsidiary Guarantors, and ING Capital LLC, as Agent for the Senior Creditors named therein; and (b) that certain Subordination and Intercreditor Agreement dated as of September 9, 2004 executed by and among the initial holders of the Notes, the Company, the Subsidiary Guarantors, and The Bank of New York Trust Company, N.A., as trustee for the benefit of the holders of the Senior Notes.

“Subsidiary” means, as applied to any Person, any corporation of which more than fifty percent (50%) of the outstanding stock (other than directors’ qualifying shares) having ordinary voting power to elect a majority of its board of directors, regardless of the existence at the time of a right of the holders of any class or classes of securities of such corporation to exercise such voting power by reason of the happening of any contingency, or any partnership or limited liability company of which more than fifty percent (50%) of the outstanding partnership interests or membership interests, as the case may be, is at the time owned by such Person, or by one or more Subsidiaries of such Person, or by such Person and one or more Subsidiaries of such Person. Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Company.

“Subsidiary Guarantors” is defined in Section 5.3.

“Subsidiary Guaranty” is defined in Section 5.3.

“T-Netix” means T-NETIX, Inc., a Delaware corporation, and its successors.

“Temporary Cash Investments” means any of the following:

(1) any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof;

(2) investments in demand and time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any State thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50,000,000 (or the foreign currency equivalent thereof) and has outstanding debt which is rated “A” (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor;

(3) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above;

(4) investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of “P-1” (or higher) according to Moody’s or “A-1” (or higher) according to S&P;

(5) investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by S&P or “A” by Moody’s; and

(6) investments in money market funds that invest substantially all their assets in securities of the types described in clauses (1) through (5) above.

“Transactions” means the acquisition of Evercom, the offering of the Senior Notes, the sale of the Notes, and the closing of the Credit Facility on the Closing Date.

“Unrestricted Subsidiary” means:

(1) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below; and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, such designation would be permitted under Section 9.4. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (A) the Company could Incur $1.00 of additional Indebtedness under Section 9.3(a) and (B) no Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the holders of the Notes by promptly delivering to each such holder a copy of the resolution of the Board of Directors giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

“Wholly Owned Subsidiary” means a Restricted Subsidiary all the Capital Stock of which (other than directors’ qualifying shares) is owned by the Company or one or more other Wholly Owned Subsidiaries.

[FORM OF NOTE]

SECURUS TECHNOLOGIES, INC.

17% SENIOR SUBORDINATED NOTE DUE SEPTEMBER 9, 2014

No. 1	September 9. 2004

1.            FOR VALUE RECEIVED, the undersigned, SECURUS TECHNOLOGIES, INC. (herein called the “Company”), a corporation organized and existing under the laws of the State of Delaware, hereby promises to pay to LAMINAR DIRECT CAPITAL, L.P., or registered assigns, the Principal Amount (as such term is defined in paragraph 5 below) from time to time outstanding hereunder, on September 9, 2014, with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) subject to the provisions of paragraph 4 below, on the unpaid balance thereof at the rate of 17% per annum from the date hereof, payable quarterly, on the last Business Day of each March, June, September, and December in each year, commencing with December 31, 2004, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law on any overdue payment (including any overdue prepayment) of principal and any overdue payment of interest, payable quarterly as aforesaid (or, at the option of the registered holder hereof, on demand), at the rate of 19% until paid.

2.            Payments of principal of and interest on this Note are to be made in lawful money of the United States of America at New York, New York or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.

3.            This Note has been issued pursuant to that certain Note Purchase Agreement, dated as of September 9, 2004 (as from time to time amended, the “Note Purchase Agreement”), between the Company and the respective purchasers of the Notes named therein and is entitled to the benefits thereof, and all capitalized terms not otherwise defined herein shall have the meaning set forth in the Note Purchase Agreement. Each holder of this Note will be deemed, by its acceptance hereof, (i) to have agreed to the confidentiality provisions set forth in Section 22 of the Note Purchase Agreement and (ii) to have made the representation set forth in Section 6.2 of the Note Purchase Agreement.

4.            In the event that, on any Interest Payment Date, solely as a result of limitations imposed upon restricted payments pursuant to the provisions of the documents evidencing the Senior Indebtedness or as a result of the provisions of the Subordination Agreements, the Company is unable to pay in cash the accrued unpaid interest that is then due and payable on this Note, then such interest (herein referred to as “PIK Interest”) shall be payable in kind as provided in the next sentence. On each Interest Payment Date, any PIK Interest that is then unpaid and that has not been previously added to the principal amount of this Note shall be added, on pro rata basis, to this Note, and amounts so added shall thereafter be deemed to be a part of the principal amount of this Note. For the avoidance of doubt, with respect to any accrued unpaid interest on this Note that is added to this Note as PIK Interest in accordance with the preceding sentence, the Company shall not be deemed to have defaulted in the payment of such accrued unpaid interest.

5.            As used herein, the term “Principal Amount” means the following: (a) US$40,000,000.00 plus any PIK Interest that is added to the balance of this Note in accordance with the provisions of Section 16.1 of the Note Purchase Agreement, minus (b) any payments or prepayments of principal or PIK Interest on this Note, as made and applied in accordance with the provisions of the Note Purchase Agreement.

6.            This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

7.            The Company will make required prepayments of principal on the dates and in the amounts specified in the Note Purchase Agreement. This Note is also subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement.

8.            If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price and with the effect provided in the Note Purchase Agreement.

9.            The amount of, and payments with respect to, the Original Principal Interest Portion of this Note, the PIK Interest Portion of this Note, and accrued interest on this Note shall, in each case, be evidenced by the Note Purchase Agreement, this Note, Annex 1 to this Note, and notations made from time to time by the Designated Holder (acting on behalf of the holder of this Note) in such Designated Holder’s books and records, including computer records. The Designated Holder shall record in its books and records, including computer records, the amount of, and payments with respect to, the Original Principal Portion of this Note, the PIK Interest Portion of this Note, and accrued interest on this Note, and upon the request of the holder of this Note, the Designated Holder shall provide such information to such holder, who may then update such information on Annex 1 to this Note from time to time. In any event, the books and records of the Designated Holder shall constitute presumptive evidence, absent manifest error, of the accuracy of the information contained therein. Failure by the Designated Holder or by the holder of this Note to make any such notation or record shall not affect the obligations of the Company with respect to this Note.

10.          THIS NOTE AND THE RIGHTS AND OBLIGATIONS EVIDENCED HEREBY ARE SUBORDINATE IN THE MANNER AND TO THE EXTENT SET FORTH IN THAT CERTAIN SUBORDINATION AND INTERCREDITOR AGREEMENT (THE “CREDIT FACILITY SUBORDINATION AGREEMENT”) DATED AS OF SEPTEMBER 9, 2004, AMONG THE INITIAL HOLDERS OF THE NOTES, THE COMPANY, THE SUBSIDIARIES OF COMPANY PARTY THERETO, THE OTHER SUBORDINATED CREDITORS PARTY THERETO AND ING CAPITAL LLC (“AGENT”), TO THE INDEBTEDNESS (INCLUDING INTEREST) AND OTHER OBLIGATIONS OWED BY COMPANY AND SUCH SUBSIDIARIES PURSUANT TO THAT CERTAIN CREDIT AGREEMENT DATED AS OF SEPTEMBER 9, 2004, AMONG COMPANY, THE SUBSIDIARIES OF COMPANY PARTY THERETO, AGENT AND THE LENDERS FROM TIME TO TIME PARTY THERETO, AS SUCH CREDIT AGREEMENT HAS BEEN AND HEREAFTER MAY BE AMENDED, RESTATED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME AND TO INDEBTEDNESS REFINANCING THE INDEBTEDNESS UNDER THAT AGREEMENT AS CONTEMPLATED BY THE CREDIT FACILITY SUBORDINATION AGREEMENT; AND EACH HOLDER OF THIS NOTE, BY ACCEPTING THIS NOTE, IRREVOCABLY AGREES TO BE BOUND BY THE PROVISIONS OF THE CREDIT FACILITY SUBORDINATION AGREEMENT. THIS NOTE AND THE RIGHTS AND OBLIGATIONS EVIDENCED HEREBY ARE ALSO SUBORDINATE IN THE MANNER AND TO THE EXTENT SET FORTH IN THAT CERTAIN SUBORDINATION AND INTERCREDITOR AGREEMENT (THE “SENIOR NOTES SUBORDINATION AGREEMENT”) DATED AS OF SEPTEMBER 9, 2004,

AMONG THE INITIAL HOLDERS OF THE NOTES, THE COMPANY, THE SUBSIDIARIES OF COMPANY PARTY THERETO, THE OTHER SUBORDINATED CREDITORS PARTY THERETO AND THE BANK OF NEW YORK TRUST COMPANY, N.A., AS TRUSTEE (THE “TRUSTEE”), TO THE INDEBTEDNESS (INCLUDING INTEREST) AND OTHER OBLIGATIONS OWED BY COMPANY AND SUCH SUBSIDIARIES PURSUANT TO THAT CERTAIN INDENTURE DATED AS OF SEPTEMBER 9, 2004 (THE “INDENTURE”), AMONG COMPANY, THE SUBSIDIARIES OF COMPANY PARTY THERETO, AND THE TRUSTEE AND PURSUANT TO THE SECURITIES (AS SUCH TERM IS DEFINED IN THE INDENTURE, HEREIN REFERRED TO THE “SECURITIES”) ISSUED PURSUANT THERETO, AS SUCH INDENTURE AND SUCH SECURITIES HAVE BEEN AND HEREAFTER MAY BE AMENDED, SUPPLEMENTED, RESTATED OR OTHERWISE MODIFIED FROM TIME TO TIME AND TO INDEBTEDNESS REFINANCING THE INDEBTEDNESS UNDER THE INDENTURE AND THE SECURITIES AS CONTEMPLATED BY THE SENIOR NOTES SUBORDINATION AGREEMENT; AND EACH HOLDER OF THIS NOTE, BY ACCEPTING THIS NOTE, IRREVOCABLY AGREES TO BE BOUND BY THE PROVISIONS OF THE SENIOR NOTES SUBORDINATION AGREEMENT.

11.          This Note shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

SECURUS TECHNOLOGIES, INC., a Delaware corporation

By:	/s/Illegible
Its:	Vice President